EXHIBIT 3.7

LIMITED PARTNERSHIP AGREEMENT

OF

PETRO STOPPING CENTERS HOLDINGS, L.P.,

A DELAWARE LIMITED PARTNERSHIP

BY AND AMONG

PETRO, INC.

As General Partner

AND

JAMES A. CARDWELL, SR.

JAMES A. CARDWELL, JR.

JAJCO II, INC.

PETRO, INC.

MOBIL LONG HAUL INC.

VOLVO PETRO HOLDINGS, LLC

PETRO WARRANT HOLDINGS CORPORATION

As Limited Partners

July 15, 1999

i

6.2	Executive Committee.	27
6.3	Officers.	28
6.4	Major Decisions.	29
6.5	Right to Rely on Chairman or Secretary.	30
6.6	Meetings and Approval Requirements of Board of Directors and Committees.	30

ARTICLE VII INDEMNIFICATION		31

7.1	General.	31
7.2	Indemnification Procedures.	32

ARTICLE VIII AMENDMENTS		34

8.1	Amendments.	34

ARTICLE IX ADMISSIONS, EXITS AND TRANSFERS		35

9.1	Restriction on Transfers by Partners.	35
9.2	Transfers in Contravention.	35
9.3	Transfers to Affiliates.	36
9.4	Admission of Limited Partners.	36
9.5	General Right of First Refusal.	36
9.6	Cardwell Buy-Sell.	38
9.7	Sale, Merger, Consolidation.	41
9.8	Rights Upon Transfer.	42
9.9	Change of Control Restriction.	42
9.10	Pledge of Partnership Interests.	43
9.11	Rights of Unadmitted Assignees.	43
9.12	Distributions and Allocations in Respect to Transferred Interests.	43
9.13	Termination of the Partnership.	43

ARTICLE X DISSOLUTION AND WINDING UP		44

10.1	No Termination.	44
10.2	Events of Dissolution.	44
10.3	Winding Up.	44

ARTICLE XI NON-COMPETITION AGREEMENT		45

11.1	Covenant Not to Compete.	45
11.2	Ownership in Publicly Traded Corporation.	47

ARTICLE XII INITIAL PUBLIC OFFERING		47

12.1	Cardwell Partners Demand.	47
12.2	Rights of Mobil and Volvo.	48
12.3	Purchase.	48
12.4	Assistance.	49

12.5	Minimum Cardwell Purchase Price.	49

ARTICLE XIII MISCELLANEOUS		49

13.1	Amended and Restated Credit Agreement.	49
13.2	Confidential Information.	49
13.3	Financial Reports.	49
13.4	Binding Effect.	50
13.5	Severability.	50
13.6	Governing Law.	50
13.7	Not for Benefit of Creditors.	50
13.8	Counterpart Execution.	50
13.9	Sole and Absolute Discretion.	50
13.10	Certificates.	50

SCHEDULES AND EXHIBITS

Schedule A - Capital Contributions and Sharing Percentages of the Partners

Exhibit 4.6.1 - Section 704(c) Allocation Methods

LIMITED PARTNERSHIP AGREEMENT

OF

PETRO STOPPING CENTERS HOLDINGS, L.P.,

A DELAWARE LIMITED PARTNERSHIP

THIS LIMITED PARTNERSHIP AGREEMENT OF PETRO STOPPING CENTERS HOLDINGS, L.P. (the “Partnership”) is entered into as of the 15th day of July 1999 by and among Petro, Inc., a Texas corporation, (“Petro”) as the General Partner and as a Limited Partner, James A. Cardwell, Sr. (“Cardwell Sr.”), James A. Cardwell, Jr. (“Cardwell Jr.”), JAJCO II, Inc., a Delaware corporation (“JAJCO II,” and, together with Petro, Cardwell Sr., and Cardwell Jr., the “Cardwell Partners”), Mobil Long Haul Inc., a Delaware corporation (“Mobil”), Volvo Petro Holdings, LLC, a Delaware limited liability company (“Volvo”), and Petro Warrant Holdings Corporation, a Delaware corporation (“Warrant Holdings”) as Limited Partners, pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, with reference to the following recitals and on the terms and conditions set forth in this Agreement. The Certificate of Limited partnership of the Partnership was filed in the Office of the Secretary of State of the State of Delaware on July 6, 1999.

RECITALS

A. As of the date of this Agreement, the Cardwell Partners, Mobil, Petro Holdings LP Corp., a Delaware corporation (“Holdings LP”), Petro Holdings GP Corp., a Delaware corporation (“Holdings GP”, together with Holdings LP, the “Chartwell Partners”), and Kirschner Investments, a Pennsylvania general partnership (“Kirschner”) are general or limited partners in Petro Stopping Centers, L.P., a Delaware limited partnership (“Petro Operating”).

B. Pursuant to that certain Partnership Interest Subscription and Purchase Agreement to be dated as of July 23, 1999, among Petro, the Chartwell Partners, Mobil, the Cardwell Partners, Volvo, Warrant Holdings, and Petro Operating and to that certain Purchase Agreement to be dated July 19, 1999, among the Partnership, Warrant Holdings, Petro Holdings Financial Corporation, a Delaware corporation, First Union Capital Markets Corp. and CIBC World Markets Corp., and to certain other related agreements and transactions:

(1)	Petro will exchange a portion of its general partnership interest in Petro Operating for an additional limited partnership interest in Petro Operating and will retain a one-quarter of one percent (0.25%) general partnership interest in Petro Operating;

(2)	Immediately thereafter, certain of the partners in Petro Operating will exchange their partnership interests in Petro Operating for partnership interests in the Partnership as follows:

(a)	Petro will exchange a portion of its common limited partnership interest in Petro Operating for a general partnership interest in the Partnership;

(b)	Cardwell Jr. will exchange a portion of his common limited partnership in Petro Operating for a common limited partnership interest in the

Partnership and will retain a one-quarter of one percent (0.25%) common limited partnership interest in Petro Operating;

(c)	Cardwell Sr., JAJCO and Mobil will exchange all of their common limited partnership interests in Petro Operating for common limited partnership interests in the Partnership, and Petro will exchange its remaining common limited partnership interests in Petro Operating for common limited partnership interests in the Partnership;

(d)	The Cardwell Partners and Mobil will exchange their preferred limited partnership interests in Petro Operating for preferred limited partnership interests (designated “Class A Preferred Partnership Interests”) in the Partnership;

(3)	Immediately following the above-described transactions:

(a)	Mobil will make a cash investment in the Partnership in exchange for a convertible preferred limited partnership interest (designated “Class B Preferred Partnership Interest”) in the Partnership;

(b)	Volvo will make a cash investment in the Partnership in exchange for a common limited partnership interest in the Partnership;

(c)	Warrant Holdings will sell certain Warrants (the “Warrants”) to the Partnership and will use the proceeds of such sale to purchase a ten percent (10%) common limited partnership interest in the Partnership;

(d)	The Partnership will issue % Senior Discount Notes due 2008 (the “Senior Discount Notes”) along with the Warrants purchased from Warrant Holdings; and

(e)	The Partnership (using the proceeds of the Volvo and Mobil cash investments in the Partnership and of the sale of the Senior Discount Notes and Warrants) will purchase (i) the common limited partnership interests in Petro Operating owned by Holdings LP and by Kirschner and (ii) all of the membership interests in Petro Holdings GP, L.L.C. (“Holdings GP, L.L.C.”), a Delaware limited liability company organized by Holdings LP and the surviving entity in a merger with Holdings GP, whereupon the general partnership interest owned by Holdings GP, L.L.C. will be immediately converted into a limited partnership interest in Petro Operating.

C. Upon closing of the above-described transactions: (i) Petro will be the sole general partner of the Partnership; (ii) the Cardwell Partners, Mobil, Volvo, and Warrant Holdings will be the limited partners of the Partnership; (iii) Petro, which will own a one-half of one percent (0.5%) general partnership interest, will be the sole general partner of Petro Operating; and (iv) the Partnership, Cardwell Jr., and Holdings GP, L.L.C. will be the limited partners of Petro Operating. The initial preferred and common limited partnership capital contributions contemplated by the foregoing transactions will be reflected, when made, on Schedule A, which will be attached hereto and made a part hereof as more particularly described in Section 3.1.1 below.

AGREEMENT

FOR AND IN CONSIDERATION of the mutual covenants, rights, and obligations and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which each Partner acknowledges and confesses, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the following meanings:

1.1.1 “Act” means the Delaware Revised Uniform Limited Partnership Act, as set forth in Title 6, Chapter 17 of the Delaware Code, as amended from time to time (or any corresponding provisions of succeeding law).

1.1.2 “Adjusted Capital Account Balance” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.1.3 “Adjusted Capital Account Deficit” shall mean, with respect to any Partner, a deficit (if any) in such Partner’s Adjusted Capital Account Balance.

1.1.4 “Affiliate” means, when used with reference to a specified Person,

(a) any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person, or

(b) any Person that is a responsible employee of, an officer or manager of, a general partner in or a trustee of, or serves in a similar capacity with respect to, the specified Person or any Person specified in clause (a) or of which the specified Person or any Person described in clause (a) is a responsible employee, officer, manager, general partner or trustee, or with respect to which the specified Person or any Person described in clause (a) serves in a similar capacity. In the case of a Person who is an individual, Affiliate shall include (x) any member of the Immediate Family of such Person, including the spouse and lineal descendants and their spouses, of such Immediate Family Member, (y) any trust whose principal beneficiary is such Person or one or more members of such Immediate Family, and (z) any Person controlled by such individual’s Immediate Family or any such trust.

(c) For the purposes of the definition of “Affiliate,” the term “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.1.5 “Aggregate Distribution Shortfall” means a Partner’s total Distribution Shortfalls, if any, since the Effective Date.

1.1.6 “Agreement” or “Partnership Agreement” means this Limited Partnership Agreement as it may be amended from time to time.

1.1.7 “Amended and Restated Credit Agreement” means the Second Amended and Restated Revolving Credit and Term Loan Agreement to be dated as of July 23, 1999, among the Partnership, Petro Operating, BankBoston, N.A., as agent and a lender, and the lenders signatory thereto.

1.1.8 “Applicable Tax Rate” means a tax rate used for computing Minimum Tax Distributions consisting of the sum of (i) either the individual or corporate maximum marginal income tax rate for federal income tax purposes based on whether the Partner for which a Minimum Tax Distribution is being computed is for federal income tax purposes (x) a corporation (other than an S corporation under Section 1361 of the Code), in which case the maximum corporate federal tax rate applies, (y) an individual, in which case the maximum individual federal tax rate applies, or (z) a flow-through or disregarded entity, in which case the maximum federal tax rate which applies shall be determined by the federal income tax characterization of the taxpayer to which the flow-through tax attributes are ultimately allocated, plus (ii) a reasonable overall state and local income tax rate established from time to time by the Executive Committee.

1.1.9 “Article” means an Article of this Agreement.

1.1.10 “Available Cash” means, for a Fiscal Year or quarter, all cash receipts of the Partnership during such period from all sources (including amounts received as a result of any sale, exchange or other disposition, of all or part of any Partnership asset; cash on hand at the beginning of such period to the extent not held in reserves; proceeds of a financing or refinancing giving rise to distributable net proceeds, recovery of a damage award or insurance proceeds and any net reduction in the amount of reserves) less: amounts used to pay or establish reserves for all Partnership expenses and fees; Minimum Tax Distributions; debt payments including principal, premium and interest, fees and expenses; and in the case of each such deduction, to the extent not funded by Capital Contributions.

1.1.11 “Board of Directors” has the meaning set forth in Section 6.1.

1.1.12 “Book Depreciation” means for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Book Depreciation shall be an amount which bears the same ratio to such Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such adjusted basis.

1.1.13 “Book Value” shall mean the Gross Asset Value computed for purposes of maintaining Capital Accounts hereunder. References to “Book Purposes” shall be similarly interpreted.

1.1.14 “Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations in the State of New York are closed.

1.1.15 “Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(a) To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Article IV, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner, or as to which such Partner is otherwise subjected to personal liability;

(b) To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.4 or Section 4.5 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership;

(c) In the event all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest in accordance with Section 9.12 hereof; and

(d) In determining the amount of any liability for purposes of subparagraph (a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) Upon the occurrence of any event which causes the termination and dissolution of the Partnership, all Profits and Losses shall be computed and allocated to the Capital Accounts of the Partners as of such date of termination.

The Capital Accounts of the Partners as of the Effective Date shall be equal to the Capital Contributions of a Partner as of the Effective Date (i.e., the Capital Accounts with respect to the Gross Asset Value of property contributed shall be such property’s fair market value). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Executive Committee determines (after consulting with, and upon the advice of, the independent auditors then employed by the Partnership) that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Executive Committee may make such modification, provided that such modification is not likely to have a material effect on the amounts distributed to any Partner upon the dissolution of the Partnership. The Executive Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the General Partners and the Limited Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)            , and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

1.1.16 “Capital Contributions” means, with respect to any General Partner or Limited Partner, the amount of money and the Gross Asset Value of any property (other than money) contributed or deemed contributed to the Partnership with respect to the interest in the Partnership held by such Partner pursuant to Article III. The Capital Contributions of the Partners as of the Effective Date are set forth on the initial Schedule A hereto and shall be designated as “Preferred Capital Contributions” or “Common Capital Contributions” as set forth therein. Although not credited to a Partner’s Capital Account or to the Unrecovered Capital attributable to a Class A Preferred Partnership Interest, Schedule A shall include a notation which reflects the amount of the accrued and unpaid preferred returns attributable to the preferred limited partnership interests held by Mobil and the Cardwell Partners in Petro Operating through the Effective Date (the “Contributed Preferred Return”).

1.1.17 “Class A Preferred Partnership Interest” means the Preferred Partnership Interests held by the Cardwell Partners and Mobil as set forth on Schedule A, which Class A Preferred Partnership Interests (i) have the Preferred Return set forth in Section 1.1.19, and (ii) are redeemable by the Partnership on October 27, 2008, pursuant to the provisions of Section 5.4.1.

1.1.18 “Class B Preferred Partnership Interest” means the Preferred Partnership Interest held by Mobil and which is convertible into a Common Partnership Interest pursuant to Section 3.2 at any time prior to redemption, and if not so converted, is redeemable on the tenth anniversary of the Effective Date pursuant to the provisions of Section 5.4.2. The Class B Preferred Partnership Interest shall have a Preferred Return as set forth in Section 1.1.20.

1.1.19 “Class A Preferred Return” means an amount, either paid in cash or accrued (at the sole discretion of the Executive Committee), which is equal to: in the case of Mobil, nine and one-half percent (9.5%), and in the case of the Cardwell Partners, eight percent (8%), in each case per annum, on an amount equal to the sum of (i) such Partner’s Unrecovered Capital on such Class A Preferred Partnership Interest, (ii) the Contributed Preferred Return, and (iii) any accrued Class A Preferred Return in excess of the cumulative amounts distributed pursuant to Section 5.1.2(b), for the actual number of days for which the Class A Preferred

Return is being determined, cumulative and compounded semi-annually and based on the actual dates of adjustments to Unrecovered Capital and Preferred Capital Contributions to, and Section 5.1.2(b) distributions from, the Partnership. The amount of any accrued but unpaid Class A Preferred Return shall continue to accrue at the Class A Preferred Return rate until paid in cash. Accordingly, the Class A Preferred Return shall be calculated beginning on the Effective Date on the sum of the Unrecovered Capital attributable to the Class A Preferred Partnership Interests plus the Contributed Preferred Return.

1.1.20 “Class B Preferred Return” means an amount equal to twelve percent (12%) per annum on an amount equal to the sum of Mobil’s Unrecovered Capital on the Class B Preferred Interests and the accrued Class B Preferred Return for the actual number of days for which the Class B Preferred Return is being determined, cumulative and compounded semi-annually. The Class B Preferred Return will not be payable in cash until the earlier of the Class B Conversion Date or the Class B Redemption Date, at which time the accrued but unpaid Class B Preferred Return shall be paid in cash subject only to the Partnership’s Available Cash and to the restrictions set forth in Section 5.5. The amount of any accrued but unpaid Class B Preferred Return shall continue to accrue at the Class B Preferred Return rate until paid in cash.

1.1.21 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

1.1.22 “Common Partnership Interests” shall mean the Partnership Interests owned by the Partners listed on Schedule A in respect of their Common Capital Contributions.

1.1.23 “Contributed Preferred Return” shall have the meaning set forth in Section 1.1.16.

1.1.24 “Cumulative Minimum Tax Distributions” means the total Minimum Tax Distributions made to a Partner since the Effective Date and shall exclude the Minimum Tax Distribution for the current period which is being calculated to be distributed pursuant to Section 5.2, hereof.

1.1.25 “Current U.S. Taxes Due” means with respect to any Fiscal Year, or part thereof, of the Partnership after the Effective Date, the estimated Income Tax which each Partner would be required to pay if the Applicable Tax Rate were applied to the sum of, (i) Profits (excluding the adjustments set forth in subparagraphs (a) through (f) of Section 1.1.59) and (ii) Section 704(c) Allocations allocated to a Partner for the Fiscal Year, or part thereof, for which Current U.S. Taxes Due are being computed hereunder; provided however, in the case of a Partner which, for federal tax purposes, is a corporation (other than an S corporation under Section 1361 of the Code) or which is a flow-through or disregarded entity in which the flow-through tax attributes are ultimately allocated to a corporation (other than an S corporation under Section 1361 of the Code), “Current U.S. Taxes Due” shall have the same meaning as “U.S. Taxes Due.”

1.1.26 “Distribution Shortfall” means, as to each Partner for a Fiscal Year, the positive difference, if any, between (i) the product of (A) the Tax Distribution Ratio for the applicable Maximum Tax Partner for such Fiscal Year, multiplied by (B) the amount of the Net

Profits Allocation allocated for such Fiscal Year (excluding any 704(c) Allocations) to the Partner for which the Distribution Shortfall is being computed, less (ii) the Minimum Tax Distributions made to such Partner for such Fiscal Year. Distribution Shortfalls for the Partners shall be computed once all Minimum Tax Distributions for a Fiscal Year have been made to the Partners and shall apply only with respect to Minimum Tax Distributions made after the Effective Date.

1.1.27 “Effective Date” means July 24, 1999.

1.1.28 “Executive Committee” has the meaning set forth in Section 6.2.

1.1.29 “Fair Market Value” means the enterprise value of the Partnership and Petro Operating, as agreed upon by all members of the Executive Committee, failing which, the enterprise value of the Partnership and Petro Operating as determined by an investment banking firm of national reputation selected by all members of the Executive Committee; and with respect to a Partnership or Petro Operating asset, the gross value of such asset as agreed upon by the Board of Directors.

1.1.30 “Fiscal Year” means (i) the period commencing on the Effective Date and ending on the Friday closest to December 31 of the same calendar year, and (ii) any subsequent twelve (12) month period commencing on the next day following the last day of the previous Fiscal Year and ending on the Friday closest to December 31 of the same calendar year.

1.1.31 “GAAP” means generally accepted accounting principles and practices in effect in the United States of America from time to time.

1.1.32 “General Partner” means Petro, as general partner of the Partnership, and/or any Person who, at the time of reference thereto, has been admitted to the Partnership, as a general partner of the Partnership, and continues to act as a successor to the duties or interests of such Persons, or as a replacement or additional general partner as provided herein.

1.1.33 “Gross Asset Value” means, with respect to any Partnership property, such property’s adjusted basis for U.S. Federal income tax purposes, except as follows: that (i) the Gross Asset Value of Partnership property shall be adjusted to its Fair Market Value as of the Effective Date; (ii) whenever such adjustment is required in order for allocations under this Agreement to have “economic effect” within the meaning of Regulation Section 1.704-1(b)(2)(ii); (iii) if the Board of Directors considers appropriate, whenever such Adjustment to Fair Market Value is permitted under Regulation Section 1.704-1(b)(2)(ii); (iv) the Gross Asset Value of the Partnership property shall be adjusted to its Fair Market Value as of the effective date of any conversion of the Class B Preferred Partnership Interest to a Common Partnership Interest pursuant to Section 3.2, hereof, as permitted under Regulation Section 1.704-1(b)(2)(ii); and (v) the Gross Asset Value of an item of Partnership property shall be adjusted to its Fair Market Value whenever it is distributed to a Partner, as permitted under Regulation Section 1.704-1(b)(2)(ii). Gross Asset Value shall be adjusted by Book Depreciation taken into account with respect to such asset for purposes of computing Profits or Losses, and other items allocated pursuant to Section 4.3.

1.1.34 “Gross Income” means the total revenues of the Partnership computed in accordance with the principles of Section 61 of the Code, and which shall be determined on a consolidated basis with the Partnership’s subsidiaries.

1.1.35 “Immediate Family Member” means natural or adoptive parent, sibling, child or grandchild of a Person (or a trust or other entity for the benefit of any of the foregoing provided such Person retains voting control of such entity).

1.1.36 “Income Taxes” means all (i) net income and franchise taxes and withholding in respect thereof (including, without limitation, United States federal income taxes), and any interest thereon and any penalties, additions to tax or additional amounts applicable thereto, (ii) any amounts payable under the Code or ERISA in respect of any Plan and any interest, penalties or excise taxes thereon, (iii) any liability for the payment of any consolidated or combined federal, foreign, state or local income taxes, and any interest thereon and any penalties, additions to tax or additional amounts applicable thereto, that is payable as a result of being a member of, and which may be imposed upon, any affiliated group (as defined in Section 1504(a) of the Code or other applicable law) of which any Petro Partner is a member (including in all cases any amount payable as a result of any tax sharing agreement, policies or arrangements); and (iv) any liability for alternative minimum tax under Section 55 of the Code.

1.1.37 “Indemnified Person” means those Persons identified in either Section 7.1 or Section 7.2 as being entitled to receive the benefit of the indemnity provided therein, and shall include the shareholders, subsidiaries, Affiliates, officers, directors, members, managers, employees and representatives of an Indemnified Person, and the shareholders, subsidiaries, officers, directors, members, managers, employees and representatives of such shareholders, subsidiaries and Affiliates.

1.1.38 “Indemnifying Party” means the Partnership.

1.1.39 “Limited Partner” means each of Cardwell Sr., Cardwell Jr., JAJCOII, Petro, Mobil, Volvo, Warrant Holdings and any other Person who becomes a Limited Partner pursuant to the terms of this Agreement.

1.1.40 “Maximum Tax Partner” means, for each Fiscal Year, the Partner who has the greatest Tax Distribution Ratio for such Fiscal Year.

1.1.41 “Minimum Tax Distribution” means the distribution provided for in Section 5.2.

1.1.42 “Net Income” for any period with respect to the Partnership means the net income (or loss) of the Partnership for such period, determined in accordance with GAAP, excluding the net income (or loss) of any company acquired in a pooling of interests transaction for any period prior to the date of such acquisition.

1.1.43 “Net Profits Allocation” shall mean an allocation of Profits that causes, for any applicable periods beginning after the Effective Date, the cumulative amount of Profits allocated to such Partner to exceed the cumulative amount of Losses allocated to such Partner. For this purpose, Profits and Losses shall be computed without the adjustments set forth in subparagraphs (a) through (f) of Section 1.1.59 relative to the determination of “Profits and Losses” and shall include all Section 704 (c) Allocations reportable by a Partner for federal income tax purposes.

1.1.44 “Non-Compete Period” shall mean two (2) years after a Partner (other than Warrant Holdings) and its Affiliates cease to be Partners.

1.1.45 “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and shall be determined according to the provisions of Regulations Section 1.704-2(c).

1.1.46 “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

1.1.47 “Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

1.1.48 “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(i)(2) and shall be determined in accordance with Regulations Section 1.704-2(i)(3).

1.1.49 “Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) (1) and shall be determined in accordance with Regulations Section 1.704-2(i)(2).

1.1.50 “Partners” means all General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein. A Partner may be both a General Partner and a Limited Partner.

1.1.51 “Partnership” means Petro Stopping Centers Holdings, L.P., a Delaware limited partnership.

1.1.52 “Partnership Interest” shall mean the partnership interests in the Partnership owned by the General and Limited Partners.

1.1.53 “Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2) and shall be determined in accordance with Regulations Section 1.704-2(d).

1.1.54 “Person” means (i) any individual, (ii) any domestic partnership, corporation, limited liability company, association, business, or trust, (iii) any government or political subdivision thereof, or (iv) any governmental agency or other entity. For purposes of this definition, “domestic” shall mean an entity created or organized in the United States or under the law of the United States or of any State, as defined in Code Section 7701(a)(4).

1.1.55 “Petro Operating” means Petro Stopping Centers, L.P., a Delaware limited partnership owned by the Partnership.

1.1.56 “Positive Basis” shall mean, with respect to any Preferred Partnership Interest and as of any time of calculation, the excess of the amount to which such Partner is entitled to upon withdrawal from or liquidation of the Partnership over such Partner’s “adjusted tax basis” in its Preferred Partnership Interest at such time (determined without regard to any adjustments made to such adjusted tax basis by reason of any transfer or assignment of such interest, including by reason of death) ; and “Positive Basis Partner” shall mean any Partner whose Preferred Partnership Interest is redeemed by the Partnership and who has Positive Basis as of the effective date of such withdrawal.

1.1.57 “Preferred Partnership Interests” shall mean the two classes of preferred limited partnership interests (designated Class A and Class B) owned by the Cardwell Partners and Mobil as listed on Schedule A and relating to those Partners’ Preferred Capital Contributions.

1.1.58 “Preferred Return” shall mean the annual return on a Partner’s Class A or Class B Preferred Partnership Interest (as the case may be) as set forth in Sections 1.1.19 and 1.1.20, respectively.

1.1.59 “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be added to such taxable income or loss;

(b) Any expenditure of the Partnership that is nondeductible for U.S. federal income tax purposes (including any expense described in Code Section 705(a)(2)(B)) and is not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of the Property is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of the Property for purposes of computing Profits or Losses;

(d) Gain or loss resulting from the disposition of the Partnership property shall be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

(e) Notwithstanding any other provision of this Article, any items which are specially allocated pursuant to Section 4.4 shall not be taken into account in computing Profits or Losses; and

(f) Any difference between the Partnership’s tax depreciation or amortization deductions and Book Depreciation shall be taken into account in computing Profits or Losses.

1.1.60 “Regulations” or “Treasury Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.1.61 “Section” means a Section of this Agreement.

1.1.62 “Sharing Percentage” shall mean (i) with respect to any Preferred Partnership Interest held by a Partner, the Preferred Sharing Percentage listed on Schedule A, and (ii) with respect to any Common Partnership Interest held by a Partner, the Common Sharing Percentage listed on Schedule A.

1.1.63 “Tax Distribution Ratio” means, for each Partner for an applicable Fiscal Year, the percentage yielded by dividing (i) the Minimum Tax Distributions made to such Partner for the Fiscal Year, by (ii) the amount of the Net Profits Allocation allocated to such Partner for the Fiscal Year.

1.1.64 “Unrecovered Capital” shall mean: with respect to any Preferred Partnership Interest, an amount equal to (X) the Preferred Capital Contributions plus Gross Income allocated under Section 4.1 in respect of such Interest less (Y) the sum of (i) the aggregate amount of Losses allocated to such Preferred Partnership Interest under Sections 4.3.3 and (ii) cash distributions to such Partner in respect of such Preferred Partnership Interest pursuant to Sections 5.1.2(b) and 5.1.2(d); and, with respect to any Common Partnership Interest, an amount equal to (X) the amount of Common Capital Contributions plus Section 4.2 Profits allocations in respect of such Common Partnership Interest less (Y) the sum of (i) distributions to such Partner in respect of such Common Partnership Interest pursuant to Section 5.1.2, and (ii) the cumulative amount of Losses allocated to such Common Partnership Interest pursuant to Sections 4.3.2 and 4.3.4. A Partner’s Unrecovered Capital with respect to its Common Partnership Interest shall reflect any changes in the Gross Asset Values of Partnership property which occur in accordance with the provisions of Section 1.1.33 relating to the definition of “Gross Asset Value” and any changes in the Gross Asset Value of Partnership property shall be allocated among Partners in accordance with their respective Common Sharing Percentages in effect immediately prior to the event or circumstance which gives rise to an adjustment of Gross Asset Value in accordance with Section 1.1.33.

1.1.65 “U.S. Taxes Due” means with respect to any Fiscal Year or part thereof of the Partnership after the Effective Date, the estimated Income Tax which each Partner would be required to pay if the Applicable Tax Rate (being utilized for such Fiscal Year) were applied to the Net Profits Allocations allocated to such Partner as of the date through which U.S. Taxes Due are being computed hereunder; and in the event a Partner is a corporation (other than an S corporation under Section 1361 of the Code) and has no U.S. Taxes Due pursuant to the preceding definition for the applicable period, but is otherwise subject to alternative minimum tax under Section 55 of the Code as to Net Profits Allocations (as adjusted for alternative minimum tax purposes) through such date, “U.S. Taxes Due” shall mean the amount, if any, of the resulting alternative minimum tax under Section 55 of the Code for the applicable period as to such Net Profits Allocation.

1.2 Interpretation. Words such as “herein,” “hereinafter, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. “Includes” or “including” shall mean “including without limitation.” Unless otherwise defined, all accounting terms used herein shall have the meaning thereof specified by GAAP.

ARTICLE II

GENERAL PROVISIONS

2.1 Formation. Effective as of July 6, 1999, the date upon which the Certificate of Limited Partnership referred to in Section 2.5 was filed with the Office of the Secretary of State of the State of Delaware, the Persons executing this Agreement formed a limited partnership for the purposes set forth in this Agreement. Capital Contributions by the Partners will be made as described in the Recitals to this Agreement and, when made, will be reflected on Schedule A attached hereto and made a part hereof for all purposes.

2.2 Partnership Name. The name of the Partnership shall be Petro Stopping Centers Holdings, L.P., and all business of the Partnership shall be conducted in such name, or under such other name as the Board of Directors deems appropriate.

2.3 Purpose. The Purpose of the Partnership is (i) to own and manage the membership interests of Holdings GP, L.L.C., (ii) to own essentially all of the limited partnership interests in Petro Operating, which operates, manages, develops, franchises and/or owns truck stops and lubrication centers and certain businesses in connection therewith, including but not limited to the ownership of interests in other Persons and the sale of petroleum products, sundry products, and services, and the operation of restaurants, (iii) to engage in financing transactions and any and all lawful business related to the ownership and operation of Petro Operating, and (iv) to transact any and all lawful business for which a limited partnership may be organized incident to the Act that is incident, necessary, and appropriate to the foregoing.

2.4 Principal Place of Business. The Partnership’s principal place of business shall be 6080 Surety Drive, El Paso, Texas 79905. The Partnership’s principal place of business may be changed from time to time, and other offices may be established from time to time, by the Board of Directors. The registered agent for service of process on the Partnership in the State of Delaware or any other jurisdiction shall be such Person as the Board of Directors of the Partnership may designate from time to time.

2.5 Term. The term of the Partnership shall commence on July 6, 1999, the date upon which the Certificate of Limited Partnership of the Partnership was filed in the Office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until December 31, 2025, unless the Partnership is earlier dissolved by operation of law or in accordance with the provisions of Article X.

2.6 Filings.

2.6.1 Status. The Board of Directors shall cause to be executed, filed and published all such certificates, notices, statements and other instruments and amendments thereto, and shall take any and all other actions, under the laws of the State of Delaware and other applicable jurisdictions as it may deem necessary or advisable to perfect and maintain the status of the Partnership as a limited partnership under the laws of Delaware and any other jurisdictions in which the Partnership engages in business. The General Partner shall execute and file such certificates, notices, statements and other instruments and amendments thereto, and take any and all such other actions, as the Board of Directors may direct in connection with perfecting and maintaining the status of the Partnership in accordance with this Section 2.6.1.

2.6.2 Dissolution. Upon the dissolution and completion of winding up of the Partnership, the Board of Directors shall promptly cause to be executed and filed certificates of cancellation in accordance with the Act and the laws of any other states or jurisdictions in which the Partnership has filed certificates. The General Partner shall execute and file such certificates of cancellation as the Board of Directors may direct in connection with actions contemplated by this Section 2.6.2.

2.7 Limited Partner Powers. Each Limited Partner, any Affiliate thereof and any officer, director, shareholder, partner, employee, member, manager, agent or representative of such Limited Partner or Affiliate may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with the Partnership, Petro Operating and others and, subject to other applicable law and subject to the terms of this Agreement, has the same rights and obligations with respect thereto as a Person who is not a Partner. The existence of these relationships and acting in such capacities shall not result in a Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of the Limited Partner. If a Limited Partner or any Affiliate thereof is a lender, in exercising its rights as a lender, including making its decision on whether to foreclose on property of the Partnership, such lender will have no duty to consider (i) its status as a Partner or an Affiliate of a Partner, (ii) the interests of the Partnership or of Petro Operating, or (iii) any duty it may have to any Partner, to the Partnership, or to Petro Operating.

ARTICLE III

CAPITALIZATION

3.1 Capital Contributions.

3.1.1 General. Schedule A, which will be attached hereto, will reflect the capital contributions of the Partners as of the Effective Date and will set forth the initial Preferred and Common Capital Contributions of the Partners as of such date, the Contributed Preferred Return, and the relative Preferred and Common Sharing Percentages of the Partners. Schedule A shall be updated and amended from time to time to reflect additional Capital Contributions and any changes to Sharing Percentages.

3.1.2 Capital Calls. Subject to Partner Veto Rights, the Board of Directors may, by written notice, request the holders of Common Partnership Interests (other than Warrant Holdings) to make such additional Capital Contributions as the Board of Directors, in its sole discretion, considers necessary or appropriate to fulfill the purposes of this Agreement. Such additional Capital Contributions may, at the option of each Partner holding a Common Partnership Interest, be made within thirty (30) days after receipt of written request from the Board of Directors and shall be contributed by the Partners electing to contribute in proportion to their respective Common Partnership Interests. The provisions of this Section 3.1.2 are intended solely to benefit the Partners and, to the fullest extent permitted by applicable law, shall not confer any benefit upon any creditor of the Partnership (and no such creditor shall be a third party beneficiary of this Agreement), and no Partner shall have any duty or obligation to any creditor of the Partnership to make any additional Capital Contributions or to cause the Board of Directors to request additional Capital Contributions. Similarly, the Board of Directors shall have no duty to request additional Capital Contributions to benefit any creditor of the Partnership. If any Partner does not exercise its right to maintain its proportionate percentage of the Common Sharing Percentages by making an additional Capital Contribution pursuant to this Section 3.1.2, the Common Sharing Percentages shall be adjusted based upon, and assuming the Interests are sold based upon, Fair Market Value.

3.2 Conversion of Class B Preferred Partnership Interest.

(a) At any time prior to redemption of the Class B Preferred Partnership Interests and upon sixty (60) days prior written notice to the Partnership (the “Class B Conversion Notice”), the holder of the Class B Preferred Partnership Interest may convert the full amount of the Unrecovered Capital of such Preferred Partnership Interest into a Common Partnership Interest, which shall represent a 3.9% Common Partnership Interest (subject, however, to subsequent dilution by, for example, the exercise, by certain employees of the Partnership, of options to acquire Common Partnership Interests in the Partnership). The conversion of the Class B Preferred Partnership Interest shall be effective (the “Class B Conversion Date”) as of the last day of the fiscal quarter in which the Class B Conversion Notice is given to the Partnership, provided, however, that the holder of the Class B Preferred Partnership Interest shall have the right to convert to the above-described Common Partnership Interest prior to a sale, merger or consolidation of the Partnership pursuant to the provisions of Section 9.6 or 9.7, or prior to an IPO Incorporation pursuant to the provisions of Article XII. The delivery of a Class B Conversion Notice in accordance with this Section 3.2 shall terminate the right but not the obligation of the Partnership to redeem any Class B Preferred Partnership Interests with respect to which such Class B Conversion Notice has been given.

(b) At the Class B Conversion Date (or as soon thereafter as is practicable), the amount of the accrued but unpaid Class B Preferred Return shall be paid in cash to the holder thereof, subject only to the Partnership’s Available Cash and to the restrictions in Section 5.5. The accrued but unpaid Class B Preferred Return shall continue to accrue at the Class B Preferred Return rate until paid in cash.

3.3 Priority of Expenditures. Expenditures of the Partnership shall be paid in the following order of priority:

3.3.1 First Priority. To pay all administrative and operating expenses;

3.3.2 Second Priority. To pay the Partnership’s debt service;

3.3.3 Third Priority. To make Minimum Tax Distributions;

3.3.4 Fourth Priority. To make cash distributions in respect of the Class A Preferred Partnership Interests and/or the Class B Preferred Partnership Interests as contemplated by this Agreement; and

3.3.5 Fifth Priority. To make any other distributions to Partners.

3.4 Other Matters.

3.4.1 No Return of Capital. Except as provided in Section 5.4 or Article IX, no Partner shall demand or receive a return of its Capital Contributions or withdraw from the Partnership.

3.4.2 No General Partner Liability. No General Partner shall have any personal liability for the repayment of any Capital Contributions of any Limited Partner.

3.4.3 No Limited Partner Liability. The Limited Partners shall not be personally liable for the debts, liabilities, contracts or other obligations of the Partnership.

ARTICLE IV

ALLOCATIONS

Allocations of Profits, Losses, and other tax attributes set forth below shall apply to the Partners’ Capital Accounts and to the Partners as follows:

4.1 Gross Income Allocation. In any Fiscal Year, Gross Income shall be allocated among the Partners holding Preferred Partnership Interests in accordance with their Preferred Sharing Percentages, until the cumulative amount of Gross Income allocated pursuant to this Section 4.1 is equal to the cumulative amount of cash distributed in payment of unpaid Preferred Return (including Contributed Preferred Return) to the Partners holding Preferred Partnership Interests, including, without limitation, payments of unpaid Preferred Return upon dissolution of the Partnership.

4.2 Profits. After giving effect to the special allocations set forth in Sections 4.1 and 4.4, Profits for any Fiscal Year shall be allocated:

4.2.1 To Losses. First, to those Partners to which Losses have previously been allocated, in reverse order of the allocations listed in Section 4.3 and to the extent of such Losses;

4.2.2 To Common. Thereafter, to the Partners in proportion to their Common Sharing Percentages.

4.3 Losses. After giving effect to the special allocations set forth in Sections 4.1 and 4.4, Losses for any Fiscal Year shall be allocated:

4.3.1 To Common. First, among the Partners in accordance with their Common Sharing Percentages, until the cumulative amount of Losses allocated pursuant to this Section 4.3.1 is equal to the cumulative amount of Profits allocated pursuant to Section 4.2.2;

4.3.2 To Common Unrecovered Capital. Next, among the Partners holding Common Partnership Interests in accordance with their Common Sharing Percentages, to the extent of their Unrecovered Capital; and

4.3.3 To Preferred Unrecovered Capital. Next, among the Partners holding Preferred Partnership Interests in accordance with their Preferred Sharing Percentages, to the extent of their Unrecovered Capital; and

4.3.4 Residual. Thereafter, among the Partners holding Common Partnership Interests in accordance with their Common Sharing Percentages; and

4.3.5 Limit. The Losses allocated pursuant to this Section 4.3 shall not exceed the maximum amount of Losses that can be so allocated without causing or increasing an Adjusted Capital Account Deficit of any Limited Partner at the end of any Fiscal Year. All Losses in excess of the limitations set forth in this Section 4.3.5 shall be allocated to the General Partners in proportion to their Common Sharing Percentages.

4.4 Special Allocations. The following special allocations shall be made;

4.4.1 Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Article IV, if there is a net decrease in Partnership Minimum Gain (within the meaning of Regulations Section 1.704-2(d)) for a fiscal year, then there shall be allocated to each Partner items of income and gain for that year equal to that Partner’s share of the net decrease in Partnership Minimum Gain (within the meaning of Regulations Section 1.704-2(g)(2)), subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), and (5); provided, however, that if the Partnership has any discretion as to an exception set forth in Regulations Section 1.704-2(f)(5), the Executive Committee may exercise such discretion on behalf of the Partnership. The Executive Committee may, if the application of this Partnership Minimum Gain chargeback requirement would cause a distortion in the economic arrangement among the Partners, request the Commissioner of Internal Revenue to waive the minimum gain chargeback requirement pursuant to Regulations Section 1.704-2(f)(4). The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulations Section 1.704-2(f)(1) and shall be interpreted and applied in all respects in accordance with that Regulation.

4.4.2 Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Article IV (other than Section 4.4.1 above), if during a fiscal year there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as determined in accordance with Regulations Section 1.704-2 (i)(3)), then, in addition to the amounts, if any, allocated, pursuant to Section 4.4.1, any Partner with a share of that Partner Nonrecourse Debt Minimum

Gain (determined in accordance with Regulations Section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to the exceptions set forth in Regulations Section 1.704-2(i)(4), be allocated items of income and gain for that year (and, if necessary, for succeeding Fiscal Years) equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain. The Executive Committee may, if the application of this Partner Nonrecourse Debt Minimum Gain chargeback requirement would cause a distortion in the economic arrangement among the Partners, request the Commissioner of the Internal Revenue to waive the minimum gain chargeback requirement pursuant to Regulations Sections 1.704-2(f)(4) and 1.704-2(i)(4). The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulations Section 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Regulation.

4.4.3 Qualified Income Offset. If any Partner unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4),(5) or (6), items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for such year) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible. An allocation pursuant to the foregoing sentence shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in Article IV have been tentatively made. This allocation is intended to constitute a “qualified income offset” within the meaning of Regulations Sections 1.704-1(b)(2)(ii)(d)(3) and shall be construed in accordance with the requirements thereof. An item of loss, deduction or Section 705(a)(2)(B) expenditure shall not be allocated to a Partner to the extent that, as of the end of any taxable year, such allocation would create or increase an Adjusted Capital Account Deficit for such Partner. Any amount that cannot be allocated to a Partner by reason of the foregoing sentence shall be allocated to other Partners (except to the extent that such allocation to any other Partner would also be limited under the foregoing sentence). If allocations to all Partners would be so limited, such amount shall be allocated to the General Partners.

4.4.4 Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required under Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations; provided, however, in the event that an adjustment to the Book Value of Partnership property is made as a result of an adjustment pursuant to Section 734 (b) of the Code, items of income, gain, loss or deduction, as computed for book and tax purposes, shall be specially allocated among the Partners so that the effect of any such adjustment shall benefit (or be borne by) the Partner(s) receiving the distribution which caused such adjustment.

4.4.5 Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Fiscal Year or other period shall be allocated among the Partners in accordance with their Common Sharing Percentages.

4.4.6 Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Partnership Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

4.4.7 Allocation of Self-Charged Interest. If a Partner makes a loan to the Partnership, to the extent permitted under Regulations Section 1.469-7, the Partnership shall allocate to such Partner any interest deduction specifically incurred by the Partnership as a result of such loan; provided, however, that this Section 4.4.7 shall not affect the amount of income or loss otherwise allocable to such Partner.

4.4.8 Sharing of Excess Nonrecourse Liabilities. Excess nonrecourse liabilities, as defined in Regulations Section 1.752-3(a)(3), shall be shared by the Partners holding Common Partnership Interests in accordance with their respective Common Sharing Percentages.

4.4.9 Curative Allocations. The allocations set forth in Sections 4.4.1 through 4.4.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations or other items of Partnership income, gain, loss or deduction pursuant to this Section 4.4.9. Therefore, notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the Partnership shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal of the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Sections 4.1, 4.2, and 4.3 hereof.

4.5 Other Allocation Rules.

4.5.1 Positive Basis Partners. Allocations of items of Gross Income shall be made to Positive Basis Partners to the extent of any such Partners’ Positive Basis as of the date of withdrawal from the Partnership or liquidation of such Partnership Interest.

4.5.2 Timing. For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the tax matters partner and approved by the Executive Committee using any permissible method under Code Section 706 and the Regulations thereunder.

4.5.3 Method. Except as otherwise provided in this Agreement, all items of Partnership taxable income, gain, loss, deduction and credit shall be allocated in the manner provided for Book Purposes and any allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be. However, notwithstanding any other provisions of this Agreement, the General Partner shall be allocated not less than its share of each item of Partnership income, gain, loss, deduction or credit, except to the extent such an allocation would be contrary to the provisions of Section 704 (b) or (c) of the Regulations.

4.6 Tax Allocations: Code Section 704(c).

4.6.1 Section 704 (c). Except as otherwise provided in this Agreement, all items of Partnership taxable income, gain, loss, deduction and credit shall be allocated in the manner as provided for Book Purposes. For purposes of Code Section 704(c), income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Gross Asset Value. With respect to (i) property contributed by a Partner, and (ii) any “reverse Code section 704(c) allocations” resulting from the revaluation of Partnership property pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) and any post-Effective Date Section 704(c) Allocations (collectively the “Section 704(c) Allocations”), the various allocation methods set forth in Exhibit 4.6.1 attached hereto shall apply with respect to any such Section 704(c) Allocations. Allocations pursuant to this Section 4.6.1 are solely for purposes of federal, state and local taxes, and, except as provided in Exhibit 4.6.1, shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions (other than Minimum Tax Distributions and Net Profits Allocations) pursuant to any provision of this Agreement.

4.6.2 Election. The Partnership shall make the election described in Code Section 754 for its taxable year including the Effective Date. Any other elections or other decisions relating to allocations shall be made by the Executive Committee in any manner that reasonably reflects the purpose and intention of this Agreement.

4.7 Tax Matters Partner.

4.7.1 Appointment. By executing this Agreement, each Partner appoints and designates Petro as the “tax matters partner” of the Partnership, as such term is defined under the Code. Any action taken by the tax matters partner that could adversely affect the taxes of the Partnership or any Partner, including any extension of the statute of limitations, shall be subject to the unanimous approval by the Executive Committee which approval shall not be unreasonably withheld or inconsistent with prevailing authority. Any such action, to the extent permitted by law, shall be binding upon the Partners. To the extent permitted by law, each Partner further agrees that such Partner will not treat any Partnership item inconsistently on such Partner’s income tax return with the treatment of the item on the Partnership’s tax return and that such Partner will not independently act with respect to tax audits or tax litigation affecting the Partnership, unless previously authorized to do so in writing by the Executive Committee, which authorization may be withheld in the reasonable discretion of the Executive Committee.

4.7.2 Elections. At the direction of the Executive Committee, the tax matters partner shall cause the Partnership to make all elections required or permitted to be made by the Partnership under the Code and not otherwise expressly provided for in this Agreement, in the manner that the Executive Committee determines will be most advantageous to all Partners.

4.7.3 Miscellaneous. The tax matters partner shall be (i) the “designated organizer” of the Partnership for the purpose of registering it as a tax shelter pursuant to Section 6111 of the Code and Temporary Treasury Regulation § 301.6111-1T and (ii) the “designated person” for the purpose of maintaining lists of investors in the Partnership pursuant to Section 6111 of the Code and Temporary Treasury Regulation § 301.6112-1T. The tax matters partner shall timely cause the Partnership to be registered as a tax shelter if required under Section 6111 of the Code and shall take all actions required by Section 6112 of the Code to maintain a list of the names of the Limited Partners, their addresses, and their taxpayer identification numbers, to the extent such information is provided to the tax matters partner.

4.7.4 Reimbursement. For purposes of fulfilling and diligently carrying out its duties as the tax matters partner, the tax matters partner shall be entitled to reimbursement from the Partnership of all reasonable expenses incurred by it and shall be entitled to utilize Partnership personnel and employ, at Partnership expense, accountants, attorneys and any other professional advisors. Any reimbursement hereunder in excess of $20,000 per year shall be subject to the approval of the Executive Committee.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions.

5.1.1 Authority. The Executive Committee may make such distributions at such times and in such amounts as it considers appropriate in its absolute discretion; provided that any Minimum Tax Distributions pursuant to Section 5.1.2(a) shall be made on not less than a quarterly basis, and in each such case, on a day which is no less than five (5) days prior to the estimated tax payment dates of January 15, April 15, June 15 and September 15 of each calendar year.

5.1.2 Priority of Cash Distributions. Available Cash, plus an amount equal to the Minimum Tax Distributions (“Distributable Cash”), shall be distributed to the Partners as follows:

(a) First, to each Partner in an amount equal to its Minimum Tax Distribution as determined in accordance with Section 5.2;

(b) Next, among the Partners in proportion to their Class A Preferred Partnership Interests until each such Partner has received an amount equal to the amount of its current Class A Preferred Return and any unpaid accrued Class A Preferred Return (including the Contributed Preferred Return); provided, however, if the Class B Preferred Partnership Interest has been converted pursuant to Section 3.2, then the priority of distributions in this Section 5.1.2(b) shall be first to the accrued but unpaid Class B Preferred Return and then in respect of the Class A Preferred Partnership Interests, as set forth above, provided, further, that the priority of distributions under this Section 5.1.2(b) shall in all respects be subject to the provisions of Section 5.4.4;

(c) Next, pro rata to those Partners who have Aggregate Distribution Shortfalls until each Partner has received an amount equal to the Partner’s Aggregate Distribution Shortfall;

(d) Next, to the Partners in proportion to their Preferred Sharing Percentages to the extent of any Unrecovered Capital therefor;

(e) Next, to the Partners in proportion to their Common Sharing Percentages to the extent of any Unrecovered Capital therefor; and

(f) Thereafter, to the Partners in accordance with their positive Capital Account balances after adjusting such Capital Account balances to take into account the distributions under Sections 5.1.2(a) through (e) above.

5.2 Minimum Tax Distributions. Pursuant to this Section 5.2, a distribution for the payment of federal, state and local Income Taxes for a Partner (a “Minimum Tax Distribution”) for each applicable period shall be made to a Partner holding a Common Partnership Interest in an amount equal to the U.S. Taxes Due for such Partner, less Cumulative Minimum Tax Distributions. In addition, any Minimum Tax Distributions for a current Fiscal Year shall be reduced by any other distributions made to a Partner with respect to its Common Partnership Interest but shall not be reduced for distributions, if any, made with respect to a Partner’s Preferred Partnership Interest.

Notwithstanding the reductions required under this Section 5.2, in no event will a Partner receive a distribution with respect to Minimum Tax Distributions in an amount less than needed to pay such Partner’s Current U.S. Taxes Due.

Minimum Tax Distributions shall be determined with regard to the allocation related to the basis adjustments pursuant to Code Section 743(b). Minimum Tax Distributions hereunder shall be made by the Partnership pursuant to Section 5.1.2(a) only with respect to Net Profits Allocations on or after January 1, 1999. Minimum Tax Distributions and all factors relevant to the determination thereof shall be determined on a consolidated basis with the Partnership’s subsidiaries.

5.3 Distribution to Limited Partners. It is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other such property in violation of the Act. This provision shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Act, and the Limited Partner receiving any such money or property shall not be required to return any such money or property to the Partnership, any creditor of the Partnership or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partners.

5.4 Redemption of Preferred Partnership Interests.

5.4.1 Class A Preferred Partnership Interests. On October 27, 2008 (the “Class A Redemption Date”), the Partnership shall redeem the Class A Preferred Partnership Interests by distributing to the Partners holding such interests amounts equal to the Unrecovered Capital with respect thereto and any unpaid and accrued Class A Preferred Return (including the Contributed Preferred Return) with respect thereto through the date of redemption. Upon redemption of any Class A Preferred Partnership interest in accordance with this Section 5.4.1 such Class A Preferred Partnership Interest shall be deemed canceled.

5.4.2 Class B Preferred Partnership Interests. On the tenth anniversary of the Effective Date (the “Class B Redemption Date”), if the Class A Preferred Partnership Interests have been fully redeemed pursuant to the provisions of Section 5.4.1 and if the Class B Preferred Interests have not been previously converted pursuant to the provisions of Section 3.2, the Partnership shall redeem the Class B Preferred Partnership Interests by distributing to the Partners holding such interests amounts equal to the Unrecovered Capital with respect thereto and any unpaid and accrued Preferred Return with respect thereto through the date of redemption. Upon redemption of any Class B Preferred Partnership Interest in accordance with this Section 5.4.2, such Class B Preferred Partnership Interest shall be deemed canceled.

5.4.3 Early Redemption. In the event that the Partnership offers to redeem any Preferred Partnership Interests prior to the respective Redemption Dates referred to above, such offer shall be made (i) first to the Partners holding the Class B Preferred Partnership Interests, then (ii) to the Partners holding the Class A Preferred Partnership Interests on a pro rata basis according to their ownership of such Class A Preferred Interests

5.4.4 Failure to Redeem.

(a) If the Partnership fails to redeem in full the Class A Preferred Partnership Interests on or prior to the Class A Redemption Date, then in that event no cash distributions in respect of the Class B Preferred Partnership Interests shall be made until the Class A Preferred Partnership Interests have been fully redeemed.

(b) If the Partnership fails to redeem the unconverted Class B Preferred Partnership Interests on or prior to the Class B Redemption Date and if the Class A Preferred Partnership Interests have been fully redeemed, then in that event, no cash distributions other than Minimum Tax Distributions, shall be made to Partners until the Class B Preferred Partnership Interests have been fully redeemed.

(c) If the Partnership fails to redeem both the Class A and the unconverted Class B Preferred Partnership Interests on or prior to their respective Redemption Dates, then in that event, any distribution in redemption thereof shall be made to the Partners holding all unredeemed Preferred Partnership Interests, pro rata based upon each Partner’s Unrecovered Capital plus the accrued but unpaid Preferred Return with respect thereto.

5.5 Limitation of Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the Executive Committee on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or other applicable law, or any bank credit agreements or indenture debt instruments to which the Partnership is a party.

ARTICLE VI

MANAGEMENT

6.1 Board of Directors.

6.1.1 Authority. The Partners hereby agree that pursuant to Section 17-403 of the Act, the Partnership shall be managed by a committee of the Partners’ representatives elected, designated or otherwise chosen as herein provided (the “Board of Directors”). The Board of Directors shall constitute a “committee” for purposes of Section 17-303(b)(7) of the Act. The Board of Directors shall exercise all of the rights, powers and authority otherwise vested in a general partner of a Delaware limited partnership formed under the Act to manage and control the overall business and affairs of the Partnership and to do on behalf of the Partnership all things that are necessary, proper or desirable to accomplish the purpose of the Partnership with respect to the policy and direction of the Partnership. The Board of Directors may authorize and direct the officers of the Partnership to engage in any kind of activity and to execute, perform and carry out agreements of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of the purpose of the Partnership, so long as such activities and agreements may be lawfully carried on or performed by a limited partnership under the laws of the State of Delaware. To the fullest extent permitted under the Act, the General Partner shall have none of the rights and powers of a general partner of a limited partnership formed under the Act and shall have no right or responsibility with respect to the management or control of the business or affairs of the Partnership; provided, however, that if under the Act any right or power must be exercised by the General Partner in its capacity as a general partner of the Partnership, or any action must be taken by the General Partner in such capacity, then the General Partner agrees to exercise such right or power or to take such action at the direction of the Board of Directors and in conformity with such direction. The Partners further agree that the rights and powers vested in the Board of Directors pursuant to this Section 6.1.1 are vested in the Board of Directors pursuant to paragraph (a) of Section 17-403 of the Act; provided, however, that to the extent such rights and powers, or any of them, cannot be vested in the Board of Directors pursuant to paragraph (a) of Section 17-403 of the Act, then the Partners agree that such rights and powers have been delegated by the General Partner to the Board of Directors pursuant to paragraph (c) of Section 17-403 of the Act and, to the fullest extent provided by law, such delegation shall be irrevocable; provided further that in the event, notwithstanding the agreement of the Partners to the contrary, the delegation of any right or power provided herein may be revoked by the General Partner, the Partners agree that any such revocation will only be effective, if at all, upon 90 days prior written notice by the General Partner to each other Partner. The Limited Partners shall have no part in the management or control of the Partnership, shall have no authority or right to act on behalf of the Partnership in connection with any matter and, except as expressly provided herein or as required by the Act, shall have no right to consent to or approve any action by the Board of Directors. Without limiting the generality of the duties and obligations of the Board of Directors hereunder, except as expressly provided to the contrary herein, the following powers are reserved exclusively to the Board of Directors unless specifically delegated by the Board of Directors to the Executive Committee or to any Person:

(a) to employ, retain, and terminate a Chairman of the Board of Directors (“Chairman”), who shall have the authority set forth in Section 6.3.1 and, subject to the authority of the Chairman, to employ and retain Persons and to prescribe the powers and duties of such Persons, as may be necessary or appropriate for the conduct of the Partnership’s business.

(b) to elect the Board of Directors of Petro Operating, which shall be identical to the Board of Directors of the Partnership.

(c) subject to the final review and approval of the Executive Committee under Section 6.2.1(e), to amend or cancel any agreement (subject to the provisions of such agreement), between the Partnership and a Partner or Affiliate of a Partner, or enter into a new agreement between the Partnership and a Partner or Affiliate of a Partner, provided that the terms of such agreement are no less favorable than available from unrelated third parties.

(d) acquire, terminate operations of, and/or dispose of any real property that is intended to serve, or has been serving, as a truck stop in the business of the Partnership;

(e) as a franchisor, enter into a franchise agreement with any Person; or

(f) to adopt the annual budget of the Partnership and to approve any annual variance from the amount budgeted for capital expenditures;

(g) subject to existing employment agreements and to the provisions of Section 6.3, to establish the limits of the Partnership’s officers’ authority;

(h) to select auditors for the Partnership and to manage the conduct and settlement of the Partnership’s legal proceedings;

(i) subject to Section 6.4, to sell Partnership Interests to third parties, or to receive additional capital contributions from Partners;

(j) to make distributions to Partners pursuant to Section 5.2;

(k) to disburse other payments as provided for in this Agreement;

(l) to communicate with the general public, if necessary, regarding Partnership matters;

(m) to issue to any Partner, in such form and on such terms as the Board of Directors may consider appropriate, an instrument certifying that such Partner is the owner of a Partnership Interest; and

(n) generally to provide all other executive and administrative undertakings for and on behalf of the Partnership.

6.1.2 Limitations on Authority. The Board of Directors shall have no authority to:

(a) do any act in contravention of this Agreement;

(b) do any act that would make it impossible to carry on the ordinary business of the Partnership; and

(c) take any action that has been vetoed by a Partner having a Partner Veto Right as described in Section 6.4.

6.1.3 Duties and Obligations. The Board of Directors shall cause the Partnership to conduct its dealings with third parties in its own name and as a separate and independent entity. The Board of Directors shall take or cause to be taken all actions that may be necessary or appropriate for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Delaware.

6.1.4 Composition. Subject to paragraph (e) of this Section 6.1.4, the Board of Directors shall initially consist of seven (7) persons who shall be appointed in accordance with the provisions of this Article as follows:

(a) So long as any of the Cardwell Partners own any Partnership Interests, the Cardwell Partners collectively shall have the right to appoint two persons to the Board of Directors. The Cardwell Partners hereby appoint Cardwell Sr. and Cardwell Jr. as initial members of the Board of Directors.

(b) So long as Mobil or its Affiliates own any Partnership Interests, Mobil shall have the right to appoint two persons to the Board of Directors. Mobil hereby appoints K. T. Weir and N. B. Carlson as initial members of the Board of Directors.

(c) So long as Volvo or its Affiliates own any Partnership Interests, Volvo shall have the right to appoint two persons to the Board of Directors. Volvo hereby appoints Robert Grussing IV and Martha P. Boyd as initial members of the Board of Directors.

(d) The Cardwell Partners, Mobil and Volvo hereby agree that the seventh member of the Board of Directors shall be Larry J. Zine (“Zine”), and he is hereby appointed to the Board of Directors. Should Zine resign or be removed as a member of the Board of Directors, his replacement, if any, shall be elected by unanimous vote of the Cardwell Partners, Mobil and Volvo.

(e) If a Partner is no longer entitled to appoint members of the Board of Directors, any members of the Board of Directors that it appointed shall be automatically removed from the Board of Directors as of the date such Partner ceased to be entitled to appoint members to be the Board of Directors.

6.1.5 Term; Vacancies. Each member of the Board of Directors shall hold office until death, resignation or removal. If a vacancy occurs on the Board of Directors, the Partner or Partners that appointed such vacating member shall appoint such member’s successor.

6.1.6 Voting. Each member of the Board of Directors shall be entitled to one vote on all matters submitted to a vote of the Board of Directors.

6.2 Executive Committee.

6.2.1 Authority. The Partnership shall have an executive committee (the “Executive Committee”) of the Board of Directors (which committee shall also be the Environmental Compliance Committee of the Board of Directors), and the Board of Directors hereby delegates to the Executive Committee the authority to take the following actions and to delegate such authority to any Person:

(a) during the period between meetings of the Board of Directors, to take action with respect to matters as to which the Board of Directors has authority to act.

(b) to terminate the employment of the Chairman and Chief Executive Officer.

(c) to change or adopt any incentive compensation plans for officers, employees and agents of the Partnership and to determine amounts payable under such plans.

(d) to approve the initial compensation of the officers of the Partnership, and to approve any base compensation payable to an employee or agent of the Partnership that exceeds $100,000 annually for such person.

(e) to approve any transaction (provided that such transaction is material in the context of the Partnership’s overall business) entered into subsequent to the Effective Date, between the Partnership and a Partner or a Partner’s Affiliate.

(f) acting as the Environmental Compliance Committee, to document, formulate, implement and oversee the environmental compliance policy of the Partnership, which activity and responsibility shall be conducted by unanimous vote of the members of such committee.

(g) to take such other actions as are specifically provided for in this Agreement.

6.2.2 Composition. The Executive Committee shall consist of three persons, appointed as follows:

(a) The Cardwell Partners collectively shall have the right to appoint one person to the Executive Committee, and they hereby appoint Cardwell Sr. as their initial representative to that committee.

(b) Mobil shall have the right to appoint one person to the Executive Committee and Mobil hereby appoints K. T. Weir as its initial representative to that committee.

(c) Volvo shall have the right to appoint one person to the Executive Committee, and Volvo hereby appoints Robert Grussing IV as its initial representative to that committee.

(d) A Partner shall no longer be entitled to representation on the Executive Committee if it no longer is entitled to appoint any members of the Board of Directors or have representatives thereon.

(e) The membership of the Executive Committee and of the Executive Committee of Petro Operating shall be identical.

6.2.3 Voting. Each member of the Executive Committee shall be entitled to one (1) vote on all matters submitted to the Executive Committee for consideration.

6.3 Officers. The Partnership and Petro Operating shall have the officers set forth in this Section 6.3 and such additional officers as the respective Boards of Directors may designate. The officers of the Partnership and of Petro Operating shall be identical and shall manage the day-to-day affairs of the Partnership and Petro Operating at the direction of their respective Boards of Directors or Executive Committees.

6.3.1 Chairman. The Partnership shall have a Chairman of the Board of Directors (the “Chairman”) . The Chairman shall preside at all meetings of the Partners and all meetings of the Board of Directors. The Partners hereby appoint Cardwell Sr. as the initial Chairman, Chief Executive Officer and President of the Partnership. After consultation with the Board of Directors and/or the Executive Committee, the Chairman, so long as the Chairman is Cardwell Sr., shall have the authority to hire, and to terminate the employment of, any other officer or employee of the Partnership. If Cardwell Sr. is no longer Chairman, the foregoing authority shall revert to the Board of Directors.

6.3.2 Chief Executive Officer. The Partnership shall have a Chief Executive Officer who, subject to the authority of the Board of Directors and the Executive Committee, shall manage the business and affairs of the Partnership. In the absence of the Chairman, the Chief Executive Officer shall preside at all meetings of the Partners and all meetings of the Board of Directors. The Chief Executive Officer shall carry out the directives of the Board of Directors.

6.3.3 President. The Partnership shall have a President who, subject to the authority of the Board of Directors and the Executive Committee, shall serve under the direction of the Chief Executive Officer. In case of the incapacity or inability of the Chief Executive Officer to act, the President shall assume the authority, and shall perform the duties, of the Chief Executive Officer until such time as the Board of Directors shall determine otherwise

6.3.4 Chief Financial Officer. The Partnership shall have a Chief Financial Officer who shall serve under the direction of the Chief Executive Officer.

6.3.5 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the Partners and record all votes and the proceedings of the meetings in a book to be kept for that purpose and shall perform like duties for any committees of the Board of Directors, if requested by such committee. He shall give, or cause to be given, notice of all meetings of Partners and special meetings of the Board of Directors, and shall perform such other duties as may from time to time be prescribed by the Board of Directors or the Chairman. He shall have custody of the seal of the Partnership, if any, and he, or an

Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and, when so affixed, the seal may be attested by his signature or by the signature of such Assistant Secretary.

6.3.6 Limitation. A Limited Partner, any Affiliate thereof, or an employee, stockholder, partner, member, manager, agent, director, officer or representative of a Limited Partner or any Affiliate thereof, may also be an employee, agent, stockholder, partner, member, manager, director, officer or representative of the Partnership or a General Partner. The existence of these relationships and acting in such capacities will not result in the Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of the Limited Partner.

6.3.7 Authority Generally. Unless specifically reserved to the Board of Directors under this Agreement, the officers of the Partnership shall have such authority as is necessary and appropriate to carry out the functions of such officer. Each officer of the Partnership shall have such additional authority, including authority to execute documents, instruments and agreements on behalf of the Partnership, as is expressly delegated to such officer by the Board of Directors. One Person may hold one or more offices simultaneously.

6.4 Major Decisions.

6.4.1 In General. The Partnership shall not take any of the following actions (“Major Decisions”) without the consent of all Partners having Partner Veto Rights:

(a) Permit the tax matters partner to take any position or make any decision that could materially adversely affect the Partnership or any Partner;

(b) In accordance with Section 8.1, amend this Agreement;

(c) Amend, or consent to the amendment of, the Limited Partnership Agreement of Petro Operating;

(d) In accordance with, and subject to, Section 9.4, admit any new Limited Partner to the Partnership; and

(e) Request the holders of Common Partnership Interests to make additional Capital Contributions, or to sell additional Partnership Interests to third parties.

6.4.2 Partner Veto Rights. So long as they are Partners, the Cardwell Partners, Mobil, and Volvo shall have the right to veto (“Partner Veto Rights”) any of the Major Decisions set forth in Section 6.4.1.

6.4.3 Additional Limitations on Actions of the Partnership.

(a) So long as Mobil (or its Affiliates) is a Partner, the Partnership shall take no action related to Petro Operating’s motor fuels, lubricants and convenience store marketing strategy that is (in Mobil’s reasonable opinion) a material adverse change to Mobil or its Affiliates, provided, however, that the provisions hereof shall not prevent the Partnership from acquiring one or more truck stops, if such acquired truck stops will not be branded “Petro” or “Mobil” until they meet Partnership and Petro Operating’s standards.

(b) So long as Volvo (or its Affiliates) is a Partner, the Partnership shall take no action related to Petro Operating’s retail marketing strategy that would (in Volvo’s reasonable opinion) have a material adverse effect on Volvo’s brand image or on its truck sales and service operations.

6.4.4 Voting. Except as specifically set forth in Section 17-216 of the Act, no Partner shall have any right to vote on any matter relating to the Partnership except as expressly provided in this Agreement. No class of Partners shall have any right to vote as a class on any matter relating to the Partnership except as expressly provided in this Agreement.

6.5 Right to Rely on Chairman or Secretary. Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the Chairman or Secretary as to the identity of any Partner, the Persons who are authorized to execute and deliver any instrument or document of the Partnership and any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

6.6 Meetings and Approval Requirements of Board of Directors and Committees.

6.6.1 Regular Meetings. The Board of Directors and its committees shall hold regular meetings at such times and places as are established by the consent of the Board of Directors or such committees.

6.6.2 Special Meetings. A special meeting of the Board of Directors or any committee thereof shall be held at the written request of any member of the Board of Directors or such committee.

6.6.3 Telephonic Meetings. Any meeting of the Board of Directors or any committee thereof may be held by conference telephone call or through similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a telephonic meeting held pursuant to this Section shall constitute presence in person at such meeting.

6.6.4 Notices. Notices of regular meetings of the Board of Directors or its committees are not required. Notices of special meetings of the Board of Directors or its committees shall state the date and hour of the meeting and the purpose or purposes for which the meeting is called. Special meetings shall be held at the address of the Partnership or at such other place as shall be agreed to by the members of the Board of Directors or such committee. The notice of a special meeting shall be given to each member of the Board of Directors or its committees in writing not less than one (1) or more than ten (10) days prior to the date of the meeting. Members of the Board of Directors or its committees may waive in writing the notice requirements hereunder before, at or after the relevant special meeting. Notices shall be delivered personally, by telecopy or recognized overnight delivery service to the last known business address of each member of the Board.

6.6.5 Quorum. At each meeting of the Board of Directors or its committees, the presence in person or by telephone of a majority of the votes of the members of the Board of Directors or such committee, provided that at least one nominee of each of the Cardwell Partners, Mobil and Volvo (so long as each shall be entitled to membership thereon) shall be present, shall be necessary to constitute a quorum for the transaction of business.

6.6.6 Approval Requirements. Subject to Section 6.4.1 (relating to Major Decisions), consent or approval of the Board of Directors or its committees shall mean the affirmative vote of a majority of the votes of the members of the Board of Directors or such committees present in person or by telephone, as applicable, and voting at a duly held meeting of the Board of Directors or its committees.

6.6.7 Written Consents. Any action required or permitted to be taken at a meeting of the Board of Directors or its committees may be taken without a meeting if all of the members of the Board of Directors or such committee consent thereto in writing. Such consents shall be filed with the minutes of the proceedings of the Board of Directors or such committee.

ARTICLE VII

INDEMNIFICATION

7.1 General.

(a) No current or former Partner of the Partnership or of Petro Operating, nor any of the shareholders, partners, officers, directors, members, managers, employees and/or agents of such Partner and/or of such Partner’s Affiliates, including the tax matters partner, each member of the Board of Directors of the Partnership and of Petro Operating and each committee thereof, the officers of the Partnership and of Petro Operating, and the shareholders, officers, and directors of Warrant Holdings which serve in any of those positions at the request of the Partners or of the Board of Directors of the Partnership or of Petro Operating (individually, an “Exculpated Party”), shall be liable, responsible or accountable in damages or otherwise (i) to the Partnership, (ii) to any Partner (including Warrant Holdings, its officers, directors, and/or security holders), or (iii) to any Affiliate of a Partner and shall be indemnified and held harmless by the Partnership, to the fullest extent permitted by law, with respect to any liability, damage, loss, injury, expense and cost (including reasonable attorney’s fees) (“Indemnified Loss”) to any Person for any act or omission performed or omitted: (a) in good faith on behalf of the Partnership; (b) in a manner reasonably believed by such Exculpated Party to be within the scope of the authority granted to such Exculpated Party by this Agreement, the Board of Directors, or otherwise; and (c) in a manner not constituting willful misconduct, fraud, breach of such Exculpated Party’s fiduciary duty of loyalty, or gross negligence.

(b) The Partnership shall indemnify, defend and hold harmless each Exculpated Party, to the fullest extent permitted by law, for any such acts or omissions, and for any acts or omissions not meeting such requirements to the extent that a court determines that in view of all the circumstances of the case, such Exculpated Party is fairly and reasonably entitled to indemnification for those expenses that the court deems proper. If approved by the Board of Directors, expenses (including reasonable attorney’s fees and costs) incurred by an Exculpated Party in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Exculpated Party to repay such amount if it shall ultimately be determined that such Exculpated Party is not entitled to be indemnified by the Partnership.

(c) With respect to the foregoing, the Partners hereby specifically agree that any Partner or Affiliate of any Partner who may serve as an officer, director, and/or shareholder of Warrant Holdings is doing so at the request of, and as an accommodation to, the Partnership and to the Partners and their Affiliates and in furtherance of Partnership business. Accordingly, any such Person serving as an officer, director, and/or shareholder of Warrant Holdings shall be deemed to be an Exculpated Party entitled to the full protections afforded an Exculpated Party or Indemnified Person under the provisions of this Article VII.

7.2 Indemnification Procedures. The provisions of this Section 7.2 shall apply to any indemnification by the Partnership, including any indemnification of an Exculpated Party.

7.2.1 Notice. Promptly after the determination of an Indemnified Loss or the assertion of any claim or the commencement of any action by any third party in respect of which a Person is entitled to be indemnified or held harmless under this Agreement (an “Indemnified Person”), the Indemnified Person shall notify the Partnership in writing of the Indemnified Loss or the assertion of claim or commencement of action.

7.2.2 Reimbursement. In the case of an Indemnified Loss not involving an assertion of claim or commencement of action by any third party, the Partnership shall promptly reimburse the Indemnified Person for all damages, loss, injury, expense and costs, including reasonable attorneys, fees and costs which the Indemnified Person has suffered or may thereafter suffer as a result thereof.

7.2.3 Defense by Partnership. Promptly after the assertion of any claim or the commencement of any action by any third party in respect of which an Indemnified Person is entitled to be indemnified or held harmless under this Agreement, the Indemnified Person shall notify the Partnership in writing of such assertion or commencement. Subject to Section 7.2.4 below, the Partnership shall, at its expense, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person, in which event the Partnership shall have full control of the defense, including any compromise or settlement; provided, however, that any settlement requiring material nonmonetary consideration from the Indemnified Person must be approved in advance by the Indemnified Person, which approval shall not be unreasonably withheld.

7.2.4 Defense by Indemnified Person. If the Partnership fails to diligently promptly defend or settle the claim or action after notice, which failure continues for more than thirty (30) days after such notice, then in that event the Indemnified Person shall have the right to defend, at the sole cost and expense of the Partnership, the claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Person to a final conclusion or settled. In such event, the Indemnified Person shall have full control of such defense and proceedings, provided, however, that without the Partnership’s consent, which shall not be unreasonably withheld, the Indemnified Person may not enter into any compromise or settlement of such claim; and provided, further, however, that if the Indemnified Person receives a bona fide offer of monetary settlement (without the requirement for material nonmonetary settlement terms that the Indemnified Person in its sole discretion determines to be contrary to the Indemnified Person’s best interests) for any such claim with respect to which the Partnership is obligated to indemnify such Indemnified Person, the Indemnified Person shall inform the Partnership of the proposed settlement terms and if the Partnership is willing and able to pay such settlement upon its terms but the Indemnified Person is not willing to settle on such terms, the maximum indemnification that the Partnership must provide to the Indemnified Person with respect to such claim shall be the amount of such bona fide offer of settlement the Partnership was willing and able to pay (plus expenses and costs, including reasonable attorneys’ fees, incurred to the date such settlement offer is rejected by the Indemnified Person). If requested by the Indemnified Person, the Partnership shall, at its sole cost and expense, cooperate with the Indemnified Person and its counsel in contesting any claim related to the Indemnified Loss that the Indemnified Person is contesting, or, if appropriate and related to the claim in question, in making any compulsory counterclaim against the Person asserting the claim or any cross-complaint against any Person.

7.2.5 Fees and Expenses. The Indemnified Person shall have the right to employ separate counsel in any action and to participate therein, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless (i) the employment thereof has been specifically authorized by the Partnership in writing, (ii) Section 7.2.4 above shall be applicable, or (iii) the named parties to such action (including any impleaded parties) include both the Partnership and the Indemnified Person, and the Indemnified Person shall have been advised by counsel that there are likely to be one or more meritorious legal defenses available to it which are different from or in addition to those available to the Partnership. In the event any of the conditions set forth in this Section 7.2.5 are met, the Partnership shall not have the right to assume the defense of such action on behalf of the Indemnified Person but shall indemnify the Indemnified Person against all litigation expenses (including reasonable fees and expenses of counsel) in connection with such defense. In the event the conditions set forth in this Section 7.2.5 are met, the Indemnified Person shall have the right to select such Person’s counsel, which counsel must be reasonably satisfactory to the Partnership.

7.2.6 Periodic Payments. Indemnification hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, damage, liability, cost or expense is incurred; provided, however, that no settlement or compromise of any claim asserted or action commenced in respect of which the Partnership will be liable in accordance with its indemnity under this Agreement shall give rise to liability of the Partnership unless the Partnership shall have been notified in writing of the proposed settlement or compromise and shall have consented in writing thereto, which consent shall not be unreasonably withheld. Promptly after the discovery of any facts or circumstances giving rise to any claim for indemnification under this Agreement, the Indemnified Person shall notify the other parties of the existence of such claim and the basis therefor, provided, however, that the failure of any Indemnified Person to give such notice promptly shall not relieve the Partnership of the indemnity obligations except to the extent that such failure shall adversely affect the ability to defend against third party claims or actions to which the indemnity obligation applies.

7.2.7 Insurance. The liability of the Partnership hereunder shall be reduced by the amount of insurance, including title insurance and liability insurance, and any other amounts that may be recovered by the Indemnified Person from any third party, provided, however, that the Indemnified Person shall have no obligation to exhaust available remedies against any insurer or other third party, and it shall be the obligation of, and at the sole expense of, the Partnership to pursue any remedies that may be available from any third party to reduce the amount otherwise payable by the Partnership and the Indemnified Person shall use reasonable efforts to assist and cooperate with the Partnership (at the expense of the Partnership) in pursuing such remedies. So long as the Partnership shall be diligently pursuing remedies against any such third party, which remedies counsel for the Partnership (who shall be reasonably acceptable to the Indemnified Person) shall have informed the Indemnified Person to be reasonably meritorious in the opinion of such counsel, and so long as the Partnership shall have posted such bonds and otherwise entered into arrangements satisfactory to the Indemnified Person (in such Person’s sole but reasonable discretion) to assure the Indemnified Person that it will not be adversely affected by delay in payment (including the loss of interest or the cost of funds, as applicable) by the Partnership, the Partnership may defer payment of amounts which they would otherwise be obligated to pay hereunder to the extent that such third party may be liable therefor. If in the opinion of the Indemnified Person, the Indemnified Person has remedies available to it against third parties and the Partnership does not have such remedies available to it against the same third parties, then at the option of the Partnership, the Indemnified Person shall, at the sole cost of the Partnership, exhaust available remedies against any such third party; provided, however, that the Partnership shall use all reasonable efforts to assist and cooperate with the Indemnified Person (at the expense of the Partnership) in pursuing such remedies; and provided further, however, that the Partnership shall have posted such bonds and otherwise entered into arrangements satisfactory to the Indemnified Person (in such Person’s sole but reasonable discretion) to assure the Indemnified Person that it will not be adversely affected by delay in payment (including loss of interest or cost of funds, as applicable) by the Partnership.

7.3 No Personal Liability for Indemnification. Notwithstanding anything to the contrary in this Agreement, in no event will any indemnification obligation set forth in this Article VII or otherwise subject any Partner to personal liability.

ARTICLE VIII

AMENDMENTS

8.1 Amendments. This Agreement may be amended if such amendment is approved by the Partners having Partner Veto Rights; provided, however, that no provision of this Agreement may be amended in a manner which would alter or change the powers, preferences or special rights of the Partnership Interests of a Partner so as to adversely affect the rights of the holder of such Partnership Interests or such Partner without the consent of such Partner. Amendments to this Agreement may be made only by an instrument in writing signed by the Partners whose consent is required. Without the consent of any other Person, the Board of Directors shall amend and revise Schedule A to this Agreement to properly reflect any changes required to be reflected thereon by this Agreement.

ARTICLE IX

ADMISSIONS, EXITS AND TRANSFERS

9.1 Restriction on Transfers by Partners.

9.1.1 Generally. No Partner shall sell, assign or otherwise dispose of or transfer (“Transfer”) all or any portion of its Partnership Interest except in accordance with the provisions of this Agreement.

9.1.2 Warrant Holdings. In addition to the general restriction on the Transfer of Partnership Interests set forth in Section 9.1.1, it is specifically understood and agreed among the Partners, including Warrant Holdings, that under no circumstances whatever shall the owners of securities issued by Warrant Holdings (including, without limitation, warrants and common stock) become Partners or have any other direct ownership interest in a Partnership Interest as a result of being a security holder in Warrant Holdings. In addition:

(a) Warrant Holdings shall have no rights to Transfer all or any portion of its Common Partnership Interest except pursuant to the provisions of Sections 9.5, 9.6, 9.7 and 12.2(a)(ii), as such limited transfer rights are more particularly set forth in that certain Registration Rights and Partners’ Agreement to be dated as of July 23, 1999 (the “Transfer Rights Agreement”) among the Partnership, the Partners (including Warrant Holdings), Sixty Eighty, LLC, a Delaware limited liability company (“Sixty Eighty”) and the sole initial shareholder of Warrant Holdings, First Union Capital Markets Corp. (“First Union”) and CIBC World Markets Corp. (“CIBC”). In addition, Warrant Holdings may be required to Transfer all or a portion of its Common Partnership Interests pursuant to Sections 9.5, 9.6, 9.7 and/or Section 12.2(a)(i) and as more particularly set forth in the Transfer Rights Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Transfer Rights Agreement, the terms of the Transfer Rights Agreement shall control.

(b) The Partnership is a party to that certain Warrant Agreement to be dated July 23, 1999, among the Partnership, Warrant Holdings, Sixty Eighty, First Union and CIBC (the “Warrant Agreement”) pursuant to which the Partnership may be required to purchase warrants issued by Warrant Holdings. The Partners acknowledge and agree that the Warrant Agreement is a valid and binding agreement of the Partnership, and in the event of a conflict between the terms to this Agreement and the terms of the Warrant Agreement, the terms of the Warrant Agreement shall control.

9.2 Transfers in Contravention. Any Transfer (or purported Transfer) of any Partnership Interests in contravention of any of the provisions of this Agreement shall be null and void and shall not bind, or be recognized by, the Partnership. To the fullest extent permitted by law, any Partner attempting to Transfer a Partnership Interest in contravention of any of the provisions of this Agreement hereby agrees to indemnify and hold harmless the Partnership and the other Partners against any and all loss, damage and expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly from any Transfer or purported Transfer in violation of this Agreement.

9.3 Transfers to Affiliates. Any of the Cardwell Partners, Mobil, and Volvo (the “Transferring Partner”) shall have the absolute right to Transfer all or part of its Partnership Interests to a majority beneficially owned Affiliate, to an Affiliate which owns a majority of such Transferring Partner, or to an Immediate Family Member of such Transferring Partner, provided, however, that the voting rights of such Partners shall not be transferred upon Transfer of such Partnership Interest to an Immediate Family Member and shall be retained by the Transferring Partner unless such Immediate Family Member is admitted to the Partnership in accordance with Section 9.4.

9.4 Admission of Limited Partners. New Limited Partners may be admitted to the Partnership only upon the unanimous consent of the Partners having Partner Veto Rights.

9.4.1 An Affiliate. The Partners having Partner Veto Rights agree that they will admit as a new Limited Partner any Affiliate of a Partner who receives a Partnership Interest from a Partner pursuant to the provisions of Section 9.3.1 and who agrees to be bound by the terms of this Agreement, if such Affiliate is not engaged in the business of selling or servicing trucks in competition with Volvo or in the business of marketing fuel or lubricants in competition with Mobil or its Affiliates.

9.4.2 Other Admissions. Upon the consent of Partners having Partner Veto Rights, which consent shall not be unreasonably withheld, such Partners will admit as a new Limited Partner any Person who shall (i) purchase newly issued Partnership Interests, or Partnership Interests owned by (y) a Selling Partner pursuant to the provisions of Section 9.5 or (z) by the Cardwell Partners pursuant to Section 9.7.2, and (ii) agree to be bound by all of the terms of this Agreement. For purposes of this Section 9.4.2, the withholding of consent by the Partners having Partner Veto Rights shall not be unreasonable if such withholding of consent is based upon the reasonable opinion of either Mobil or Volvo that the admission of a new Limited Partner would have a material adverse effect on either of Mobil’s (or an Affiliate of Mobil’s) or Volvo’s retail brand image, upon Mobil’s (or an Affiliate of Mobil’s) marketing, refining, production or distribution of motor fuels or lubricants, upon Volvo’s competitive truck sales and service, or upon the reasonable likelihood that such new Limited Partner would have a detrimental effect on the business of the Partnership or of Petro Operating.

9.5 General Right of First Refusal.

9.5.1 Warrant Holdings. Warrant Holdings does not have the right under the terms of this Agreement or under the terms of the Transfer Rights Agreement to initiate the sale, assignment, or other transfer of all or a portion of its Common Partnership Interest or to purchase all or any portion of a Partnership Interest. The right and/or obligation (if any) of Warrant Holdings to participate in the sale of its Common Partnership Interest under this Section 9.5 is governed by the terms and provisions of the Transfer Rights Agreement.

9.5.2 Proposed Transfer. Subject to the terms of this Agreement (and excepting a Transfer pursuant to Sections 9.3, 9.6, and 9.7), any of the Cardwell Partners, Mobil, or Volvo desiring to Transfer all or any portion of the Partnership Interests owned by such Partner must follow the procedures set forth in this Section 9.5 and in the Transfer Rights Agreement. If any such Partner (the “Selling Partner”) desires to Transfer all or any part of the Partnership Interests owned by such Partner, the Selling Partner first shall deliver a written notice (the “Transfer Notice”) to the Partnership and to the other Partners (including to the Board of Directors of Warrant Holdings), which Transfer Notice shall include all agreements, schedules and documents relating to the proposed Transfer. The Transfer Notice shall name the proposed transferee, the amount of the Partnership Interest to be transferred, the purchase price and all other terms and conditions of the Transfer. In the event the Transfer is to be made without consideration, the purchase price shall be deemed to be the Fair Market Value of the Partnership Interest on the date of the Transfer Notice. If the proposed purchase price includes property and assets other than cash, the cash value of such property shall be the Fair Market Value of such property.

9.5.3 Partnership Option Period. For ninety (90) Business Days following receipt of the Transfer Notice (the “Partnership Option Period”), the Partnership shall have the option to purchase all or a portion of the Partnership Interest specified in the Transfer Notice at the price and upon the terms set forth in the Transfer Notice by delivering a written notice to the Selling Partner specifying the portion of the available Partnership Interests the Partnership desires to purchase.

9.5.4 Partner Option Period. In the event the Partnership does not elect to acquire all of the Partnership Interests specified in the Transfer Notice, the Cardwell Partners, Mobil, and Volvo (but not Warrant Holdings) shall have the option of purchasing some or all of such available Partnership Interests during the thirty (30) Business Day period immediately following the Partnership Option Period (the “Partner Option Period”) at the price and upon the terms set forth in the Transfer Notice. A Partner electing to purchase such Partnership Interests (the “Buying Partner” or “Buying Partners”) shall, within the Partner Option Period, deliver a written notice to the Partnership and the Selling Partner specifying the portion of the available Partnership Interests such Buying Partner desires to purchase. In the event the available Partnership Interests are oversubscribed, the available Partnership Interests shall be allocated among the Buying Partners on a pro rata basis in accordance with the percentage which each Buying Partner’s Partnership Interest bears to the Partnership Interests of all of the Buying Partners.

9.5.5 Closing. In the event the Partnership and/or the Partners elect to purchase all of the Partnership Interests as specified in the Transfer Notice, settlement for such Partnership Interests shall be consummated within sixty (60) days after the date of such election, provided, however, that if the terms and conditions contained in the Transfer Notice specify consideration other than cash, the Partnership and/or Partners shall pay the cash value of such consideration as determined in accordance with Section 9.5.2. Any Partnership Interests acquired by the Partnership in accordance with this Section 9.5 shall be deemed to have been redeemed and canceled and Schedule A shall be amended accordingly.

9.5.6 Applicability of Restrictions. In the event the Partnership and/or the other Partners do not elect to purchase all of the Partnership Interests specified in the Transfer Notice, the Selling Partner may within the 180-day period following the expiration of the Partner Option Period, sell such uncommitted Partnership Interests to a third party at a price equal to or greater than the price and on terms not materially more favorable to the buyer than those contained in the Transfer Notice. If the sale is not consummated within such time period, the provisions of this Section 9.5 shall again apply to such Partnership Interests.

9.6 Cardwell Buy-Sell.

9.6.1 Notice of Cardwell Buy-Sell.

(a) Subject to the provisions of Sections 9.6.1(b) and 9.6.1.(d) below, the Cardwell Partners may, at any time, give written notice (the “Cardwell Buy-Sell Notice”) to each of the members of the Board of Directors appointed by Mobil and Volvo and to the Board of Directors of Warrant Holdings stating that the Cardwell Partners desire to exercise their rights under this Section 9.6 to sell to, or to purchase from, each of Mobil and Volvo, all the Partnership Interests owned by such Partners, their Affiliates, and Passive Investors (such interests collectively, the “Entire Interests”). Any Cardwell Buy-Sell Notice given by any of the Cardwell Partners shall be deemed to be given by such party and all of the Cardwell Partners.

(b) For purposes of determining a purchase price for the Partnership Interests under this Section 9.6, the Cardwell Buy-Sell Notice shall specify an amount that the Cardwell Partners designate to be the gross fair market value of all of the combined assets of the Partnership and Petro Operating as a going concern, and the purchase price shall be determined pursuant to Section 9.6.5.

(c) In any proposed sale of Partnership Interests under this Section 9.6, Warrant Holdings shall have the option to sell its Common Partnership Interests pursuant to the terms of the Transfer Rights Agreement (together with the Cardwell Partners pursuant to Section 9.6.3 or along with Mobil and Volvo pursuant to Section 9.6.4) at the same pro rata Purchase Price, in which event (and for purposes of this Section 9.6), the Warrant Holdings Common Partnership Interests shall be deemed a part of the Selling Partners’ Entire Interests. In addition, any employee of the Partnership or of Petro Operating who owns Partnership Interests (“Employee Interests”) shall have the option to sell those Partnership Interests at the same pro rata Purchase Price and on the same terms as set forth above, in which event the Employee Interests will be deemed to be a part of the Selling Partner’s Entire Interest.

(d) In the event of the death of Cardwell Sr., the Cardwell Partners will not be able to exercise the Cardwell Buy-Sell procedures under this Section 9.6 until the later of (i) three years from the date of this Agreement or (ii) one year from the date of Cardwell Sr.’s death.

9.6.2 Response.

(a) Should Cardwell Sr. be terminated as Chairman or Chief Executive Officer of the Partnership, and thereafter give the Cardwell Buy-Sell Notice, then in that event, each of Mobil and Volvo shall have thirty (30) days after receipt of the Cardwell Buy-Sell Notice to elect by written notice to the Cardwell Partners (i) to buy the Cardwell Partners’ Entire Interests (the “Buy Option”) or (ii) to sell to the Cardwell Partners the Entire Interests of Mobil or Volvo, as applicable (the “Sell Option”). Each of Mobil and Volvo shall notify the Cardwell Partners and each other of its election within the thirty (30) day period. If either Mobil or Volvo fails to respond to the Cardwell Buy-Sell Notice within the thirty (30) day period, the party which failed to respond shall be deemed to have elected the Sell Option.

(b) In all other circumstances where the Cardwell Partners initiate the Cardwell Buy-Sell Notice, Mobil and Volvo shall each have sixty (60) days after receipt of the Cardwell Buy-Sell Notice to respond as set forth above, and if no response is received by the Cardwell Partners from Mobil or Volvo within the specified sixty (60) day period, such failure to respond shall be deemed to be an election by Mobil and Volvo, as appropriate, of the Sell Option.

(c) If (i) the Buy Option is properly exercised by either Mobil or Volvo for the Entire Interests of the Cardwell Partners, (ii) the Sell Option is properly exercised by both Mobil and Volvo with respect to the Entire Interests of Mobil and Volvo, or (iii) the Sell Option with respect to the Entire Interests of Mobil and Volvo is deemed to be exercised as provided above, then the Partners shall buy and sell their respective Entire Interests in accordance with the provisions of this Section 9.6.

9.6.3 Buy Option.

(a) If only one of Mobil and Volvo elects the Buy Option (and thereby becomes a “Buying Partner”) then such Buying Partner shall be obligated to purchase the Entire Interests of the Cardwell Partners in accordance with this Section 9.6, but shall have no obligation to purchase any Interests of the Partner that has elected, or has been deemed to have elected, the Sell Option, and such Sell Option shall be deemed canceled and of no force and effect.

(b) If both Mobil and Volvo elect the Buy Option, then in that event, each of Mobil and Volvo shall, in the absence of a contrary agreement between them, be obligated to purchase that proportion of the Cardwell Partners’ Entire Interests as such Buying Partner’s Partnership Interest bears to the Partnership Interests of all of the Buying Partners.

9.6.4 Sell Option. If both Mobil and Volvo elect the Sell Option (or are deemed to have selected the Sell Option and thereby became “Selling Partners”), each Cardwell Partner shall, in the absence of a contrary agreement between them, be entitled and obligated to purchase that proportion of the Selling Partners’ Entire Interests as such Cardwell Partner’s Partnership Interest bears to the Partnership Interests of all of the Cardwell Partners. As to the Selling Partners, each Cardwell Partner shall be jointly and severally obligated with respect to the purchase price for the Entire Interests, except that Cardwell Jr. and JAJCO II shall be jointly and severally obligated to the Selling Partners only for that percentage of the purchase price which is equal to the percentage that their collective Partnership Interests bear to the Partnership Interest of all of the Cardwell Partners.

9.6.5 Purchase Price. The purchase price of a Selling Partner’s Entire Interests shall equal the net amount which the Selling Partners would receive if the combined assets of the Partnership and Petro Operating were sold for their gross fair market value specified in the Cardwell Buy-Sell Notice with the liabilities of the Partnership and Petro Operating liquidated and paid, and the net proceeds distributed to the Partners in accordance with Section 10.3.2. For purposes of applying this Section 9.6, a taxable sale of Partnership assets shall be deemed to have occurred, Profits, Losses and other items arising from such deemed sale will be allocated pursuant to Article IV, taking into account any adjustments to Sharing Percentages which occur by the end of the period during which the parties not originally giving the Cardwell Buy-Sell Notice must respond to such notice, and the Partners’ Capital Accounts adjusted accordingly. The Executive Committee shall make the calculations necessary to determine the purchase price.

9.6.6 Closing; Payment.

(a) The closing shall be held at the principal office of the Partnership on a business day selected by the Buying Partner or Partners, which day shall not be less than thirty (30) or more than one hundred twenty (120) days after the applicable option is properly exercised or the Sell Option is deemed to be exercised.

(b) The terms of the purchase and sale shall be unconditional, except that each Selling Partner shall be deemed to represent and warrant that as of the closing they shall have good and marketable title to their Entire Interests being sold and that such Entire Interests shall be transferred free of claims, liens, encumbrances, options, warrants or rights of third parties.

(c) At the closing, each Selling Partner shall deliver an instrument confirming such representation’ and warranties. In addition, at the closing, the following events shall occur: (i) each Buying Partner shall deliver an amount equal to the purchase price determined under Section 9.6.5 in immediately available funds, to the Selling Partners; (ii) each Selling Partner shall deliver to the Buying Partners assignments of their Entire Interests being sold without any warranty other than as set forth above; and (iii) each Buying Partner shall, in addition to the purchase price determined under Section 9.6.5, pay, or cause the Partnership to pay, to the respective Selling Partners, in immediately available funds, an amount equal to the principal balance of, and any accrued and unpaid interest on, any loans of such Selling Partners to the Partnership, which payment shall be deemed a payment to such Selling Partners with respect to such loan to the extent of the amounts so paid.

9.6.7 Failure to Perform.

(a) If a Selling Partner defaults in its obligation to deliver an assignment of its Entire Interest, the defaulting Partner shall cease to be a Partner and shall have no further right or interest under this Agreement, or in and to the Partnership, other than to receive its share of the purchase price, net of damages and expenses resulting from such default.

(b) Notwithstanding any other provision of this Section 9.6, if a Buying Partner wrongfully fails to close the purchase and sale, the Selling Partners shall have the right, by written notice to the defaulting Partner given within sixty (60) days after the last date for the closing, to treat the failure to perform as an exercise by such Buying Partner of the Sell Option at 95% of the purchase price that the purchasing Partner would have received for such Partner’s Entire Interests pursuant to Section 9.6.5 as a Selling Partner, made as of the date of such default, and the Selling Partners shall then have all of the rights pursuant to an election of the Buy Option.

(c) If the Selling Partners elect to pursue the Buy Option under Section 9.6.7(b), then, in that event, the purchase pursuant thereto shall be such Selling Partner’s sole and exclusive remedy for such failure. If the Selling Partners do not elect to pursue the Buy Option, then, in that event, they may pursue any other rights they may have in equity or at law.

9.7 Sale, Merger, Consolidation. Upon written notice to the Board of Directors, and subject to the provisions of Section 9.7.2, Cardwell Sr. may solicit the sale of all of the Partnership Interests or all of the assets or combined business of the Partnership and Petro Operating as a going concern, or the merger, consolidation, combination, exchange or other transaction involving all of the Partnership Interests or all of the combined business and assets of the Partnership and Petro Operating (a “Global Transaction”). No other Partner shall solicit an offer for a Global Transaction without the prior written consent of the Board of Directors.

9.7.1 Notice of Global Offer. Upon receipt by any of the Partners or of the Partnership of a definitive written, bona fide offer from an unrelated third party involving a Global Transaction (a “Global Offer”), such Global Offer shall be presented to all of the Partners.

9.7.2 Acceptance of Global Offer. The provisions of this Section 9.7 shall be effective on January 1, 2002, or, in the event Cardwell Sr. is terminated as Chairman or Chief Executive Officer of the Partnership for any reason other than “cause” (as that term is defined in the Employment Agreement between Cardwell Sr. and Petro Operating and dated February 10, 1999), then upon such earlier date. The specific rights and obligations of Warrant Holdings to participate in the sale of its Common Partnership Interest under this Section 9.7 are governed by the terms and provisions of the Transfer Rights Agreement.

(a) If the Cardwell Partners desire to accept a Global Offer, they shall notify the Partnership and the other Partners (including the Board of Directors of Warrant Holdings) in writing to that effect (the “Cardwell Acceptance Notice”), in which case each of Mobil and Volvo shall have sixty (60) days after receipt of the Cardwell Acceptance Notice to elect by written notice to the Cardwell Partners (i) to participate with the Cardwell Partners (in which event Warrant Holdings may be obligated to sell its Common Partnership Interest as set forth in the Transfer Rights Agreement) in the Global Offer on a pro rata basis according to their Partnership Interests and upon the terms and conditions specified in the Global Offer, (ii) to sell their Partnership Interests to the Cardwell Partners (in which event Warrant Holdings may be obligated to sell its Common Partnership Interest as set forth in the Transfer Rights Agreement) upon the same terms specified in the Global Offer, provided, however, that the sale of the Mobil and Volvo Partnership interests pursuant to the provisions of this Section 9.7.2 shall close on the same day, but immediately prior to the closing of the Global Transaction, or (iii) to buy all of the Partnership Interests owned by the Cardwell Partners, plus any Employee Interests (as described in Section 9.6.1(c)) and the Warrant Holdings Common Partnership Interest (if Warrant Holdings is required or chooses to sell to Mobil and Volvo as set forth in the Transfer Rights Agreement) (the “Cardwell Entire Interest”) on the same terms and conditions as set forth in the Global Offer (the “Buy Option”).

(b) If either of Mobil or Volvo elects the Buy Option or should either of Mobil or Volvo fail to make an election as required hereunder, then in either event each of Mobil and Volvo (the “Buying Partners”) shall, in absence of a contrary agreement between them, be obligated to purchase that proportion of the Cardwell’s Partners’ Entire Interest (the “Selling Partners”) as each of Mobil’s and Volvo’s Partnership Interest bears to the total of Mobil and Volvo’s Partnership Interests.

9.7.3 Closing; Payment.

(a) The closing of a sale of the Cardwell Partners’ Entire Interest to Mobil and Volvo shall be held at the principal office of the Partnership on a business day selected by the Buying Partner or Partners, which day shall not be less than thirty (30) or more than one hundred twenty (120) days after the Buy Option is properly exercised or the Buy Option is deemed to be exercised.

(b) The terms of the purchase and sale shall be unconditional, except that each Selling Partner shall be deemed to represent and warrant that as of the closing they shall have good and marketable title to their Entire Interests being sold and that such Entire Interests shall be transferred free of claims, liens, encumbrances, options, warrants or rights of third parties.

(c) At the closing, each Selling Partner shall deliver an instrument confirming such representations and warranties. In addition, at the closing, the following events shall occur: (i) each Buying Partner shall deliver an amount equal its share of the purchase price determined under Section 9.7.2 in immediately available funds, to the Selling Partners; (ii) each Selling Partner shall deliver to the Buying Partners assignments of their Entire Interests being sold without any warranty other than as set forth above; and (iii) each Buying Partner shall, in addition to the purchase price determined under Section 9.7.2, pay, or cause the Partnership to pay, to the respective Selling Partners, in immediately available funds, an amount equal to the principal balance of, and any accrued and unpaid interest on, any loans of such Selling Partners to the Partnership, which payment shall be deemed a payment to such Selling Partners with respect to such loan to the extent of the amounts so paid.

9.8 Rights Upon Transfer. Any Partner that has Transferred all or any portion of its Partnership Interest in accordance with this Agreement shall execute, deliver and perform all such other agreements, documents, instruments and other writings as are customary in such transactions or are contemplated by the Transfer, including, without limitation, powers of attorney, credit agreements, liens, mortgages, pledge agreements and financing statements (the “Transfer Documents”). Transfer Documents may include such rights and remedies as are agreed to among the parties to the Transfer and consented to by the Board of Directors, including, without limitation, information rights, restrictions on assumption of indebtedness, rights to distributions of the Partnership to the transferor, foreclosure rights and restrictions on voting and other rights. The Partners agree that the party in whose favor the rights and remedies are granted is authorized to exercise those rights and remedies.

9.9 Change of Control Restriction. The Partners acknowledge that the Indentures relating to Petro Operating’s 122% Senior Notes due 2002 and 102% Senior Notes due 2007, the Partnership’s 1/2% Senior Discount Notes due 2008, and the Amended and Restated Credit Agreement contain so-called “Change of Control” provisions which, if triggered, would create an event of default under those documents. The Partners therefore agree that, notwithstanding any provision of this Agreement to the contrary, except in the event of a transaction pursuant to Section 9.13 or Article XII of this Agreement, no Partner shall be permitted, without the prior express written consent of the Executive Committee, to receive distributions in kind (other than payments in kind on Preferred Partnership Interests), or directly or indirectly transfer Partnership Interests, in the aggregate equal to or in excess of that amount of equity of the Partnership or its successor that, together with an assumed similar simultaneous distribution in kind to all other Partners and all other direct and indirect Partners in the Partnership in amounts based upon hypothetical liquidations of the Partnership and such other direct and indirect Partners, would result in a “Change of Control” occurring under any of the then existing debt documents or instruments of the Partnership or its successor.

9.10 Pledge of Partnership Interests. Any Partner (other than Warrant Holdings) may pledge its Partnership Interests, provided, however, that the pledgee of such Partnership Interest shall in all respects be bound by all of the provisions of this Agreement.

9.11 Rights of Unadmitted Assignees. Subject to Sections 9.3 and 9.4, an assignee of a Partnership Interest (including, without limitation, anyone who becomes an assignee through the enforcement of a remedy by a holder of a security interest in a Partnership Interest): (i) shall not be admitted as a substituted Limited Partner, (ii) shall be entitled only to allocations and distributions with respect to such Partnership Interest in accordance with this Agreement, (iii) shall have no right to any information or, to the fullest extent permitted by law, to an accounting of the affairs of the Partnership, (iv) shall not be entitled to inspect the books or records of the Partnership, and (v) shall not have any of the rights of a Partner under the Act or this Agreement, including any voting rights granted under this Agreement. An assignee of a Partnership Interest shall execute an instrument in form and substance satisfactory to the Board of Directors agreeing to be bound by, and to acquire the Partnership Interest subject to, the provisions of this Agreement.

9.12 Distributions and Allocations in Respect to Transferred Interests. If any Partnership Interest is Transferred (which, for purposes of this Section 9.12, shall not include a pledge, encumbrance or grant of a security interest) during any Fiscal Year in compliance with the provisions of this Article IX, all items of Profit and Loss attributable to the Transferred Partnership Interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Partnership Interests during such Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Executive Committee. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Any Partnership Interest that is transferred to a transferee pursuant to this Agreement whereby the transferee is admitted as a substitute partner to the Partnership shall be subject to the same terms and provisions under this Agreement in the hands of the transferee as in the hands of the transferor.

9.13 Termination of the Partnership. Except for Transfers of Partnership Interests specifically permitted under Sections 9.6 and 9.7 or pursuant to an IPO Incorporation pursuant to the provisions of Article XII, no Transfers of Partnership Interests shall be made if the effect of the Transfer will be to terminate the Partnership pursuant to Section 708(b) of the

Code or any similar successor provision of the Code, or otherwise materially adversely affect the Partnership or any other Partner under the Code.

ARTICLE X

DISSOLUTION AND WINDING UP

10.1 No Termination. Except as expressly provided in this Agreement, to the fullest extent permitted by law, no Partner shall have the right, and each Partner hereby agrees not, to dissolve, terminate or liquidate the Partnership. No Partner shall have the right, and each Partner hereby agrees not, to petition a court for the dissolution, termination or liquidation of the Partnership except as such rights are provided in this Agreement or are available under applicable law notwithstanding any agreement herein to the contrary.

10.2 Events of Dissolution. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

10.2.1 Expiration. Expiration of the term of Partnership set forth in Section 2.5;

10.2.2 Executive Committee. The unanimous approval of the Executive Committee to dissolve the Partnership, but only on the effective date of dissolution specified by the Executive Committee at the time of such approval;

10.2.3 Impossibility. The happening of any event that makes it unlawful, impossible or impractical to carry on the business of the Partnership;

10.2.4 General Partner Withdrawal. The withdrawal, removal or bankruptcy of a General Partner, the assignment by a General Partner of its entire interest in the Partnership or any other event that causes a General Partner to cease to be a general partner under the Act; provided, however, that the Partnership shall not be dissolved and required to be wound up in connection with any such events if (i) there is at least one remaining General Partner of the Partnership or (ii) within 90 days after the occurrence of such event, a majority in interest of the remaining Partners holding Common Partnership Interests (or such greater percentage as is required by the Act) agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event of one or more additional General Partners of the Partnership;

10.2.5 Consent. The written agreement of all Partners of the Partnership; and

10.2.6 Judicial Dissolution. The entry of a decree of judicial dissolution under Section 17-802 of the Act.

10.3 Winding Up. Upon the dissolution of the Partnership, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Partnership assets have been distributed pursuant to this Section 10.3 and the Certificate of Limited Partnership has been canceled in accordance with the Act.

The Board of Directors shall be responsible for overseeing the winding up and dissolution of the Partnership, shall take full account of the Partnership’s liabilities and assets, shall cause the Partnership property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

10.3.1 To Creditors. First, to creditors of the Partnership, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Partnership (whether by payment or the making or reasonable provision, including reserves, for payment thereof); and

10.3.2 To Partners. The balance, if any, to the General Partners and the Limited Partners as follows:

(a) first, pro rata with respect to any accrued and unpaid Class A Preferred Return and Class B Preferred Return;

(b) next, pro rata with respect to the Partners’ Unrecovered Capital attributable to the Class A Partnership Interests and Class B Partnership Interests;

(c) next, pro rata with respect to the Partners’ Aggregate Distribution Shortfalls;

(d) next, pro rata with respect to the Partners’ Unrecovered Capital attributable to the Common Partnership Interests; and

(e) lastly, pro rata in accordance with the Partners’ positive Capital Account balances.

Any liquidating distributions to be made under this Section 10.3.2 may (in the discretion of the Executive Committee) be made in cash or in Partnership property on the basis of the Fair Market Value of such Partnership property.

ARTICLE XI

NON-COMPETITION AGREEMENT

11.1 Covenant Not to Compete. The provisions of this Section 11.1 are separately bargained for commitments among the Partners.

11.1.1 Cardwell. For so long as any of the Cardwell Partners or any of their Affiliates continues as a Partner, or as a shareholder, partner or Affiliate of any Partner in the Partnership, or holds directly or indirectly any Partnership Interest, or is an officer or employee of the Partnership, and for the Non-Compete Period after termination of any direct or indirect ownership interest in the Partnership, each of the Cardwell Partners shall take such action as shall be required to ensure that neither they nor their Affiliates shall (unless acting as an agent, representative, consultant, contractor or employee of the Partnership), directly or indirectly (i) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, contractor, or otherwise (with or without compensation) with, or use or permit his or its name to be used in connection with, any competitive truck stop or travel center within one hundred (100) miles in either direction on the same (primary) interstate highway of any truck stopping center or business location in which the Partnership or Petro Operating conducted business during such Partner’s association with the Partnership, in competition with the development and operation of truck stopping centers by the Partnership or by Petro Operating, or (ii) solicit any customer, employee, vendor, supplier or business contact of the Partnership or Petro Operating regarding matters relating to the truck stop or travel center business of the Partnership or Petro Operating, or (iii) solicit any officer or employee of the Partnership or Petro Operating unless such officer or employee has been terminated by the Partnership or Petro Operating unilaterally and without cause. Notwithstanding the foregoing: Cardwell Sr. and/or an entity directly or indirectly owned by him, may own, manage, operate and finance the El Paso Truck Terminal, C&R Distributing, Inc. and retain his interest in the franchisee which currently owns and operates four Petro Stopping Center franchises.

11.1.2 Mobil and Volvo. For so long as Mobil and Volvo or any of their Affiliates owns any Partnership Interests and thereafter during the Non- Compete Period, neither such Partner, nor any of its Affiliates, shall directly purchase or own any Truck Stop Chain (for purposes of this Article XI, defined as ten or more truck stops in three or more states); provided, however, that no such Partner, nor any of its Affiliates, shall be precluded from, directly or indirectly, investing or otherwise participating in a Truck Stop Chain as a consequence of a merger, acquisition, or joint venture with or of another entity, provided that (i) the principal business (i.e., based on gross revenue) of the other entity is not a Truck Stop Chain and, (ii) adequate measures are put in place to protect the confidentiality and non-use of non-public Petro information (which measures shall include but shall not be limited to (a) internal corporate “Chinese Walls” such that employees of the applicable Partner and its Affiliates directly involved in the management, strategic direction and operation of the competing Truck Stop Chain would not have access to the Partnership’s confidential information and would not be involved in the Partnership’s business; and (b) Partnership Board of Directors and Executive Committee representatives of such Partner would not, if so requested by the other members of the Board of Directors or Executive Committee, participate in any strategic decision concerning Partnership business to the extent the competing Truck Stop Chain’s business is competitive with the Partnership business).

11.1.3 No Solicitation. No Partner, nor any Affiliate of such Partner shall, for so long as such Partner owns any Partnership Interests and for two years thereafter, solicit any employee of the Partnership or of Petro Operating unless such employee has been terminated by the Partnership unilaterally and without cause.

11.1.4 Reformation. In connection with the restrictive covenants contained herein, the parties hereto agree that (a) the terms and conditions of the restrictive covenants have been agreed by the parties hereto to be reasonable, (b) the restrictive covenants were negotiated in good faith by the parties hereto and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided for herein or were applied in more restrictive geographical areas than are provided for herein, (c) the business of the Partnership is highly competitive and the restrictive covenants are material to the parties’

willingness to enter into this Agreement, and (d) the restrictive covenants are not more restrictive than is necessary to protect the legitimate interests of the Partnership and the parties hereto. In the event the provisions of this Section should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law in any jurisdiction, they shall be deemed reformed in that jurisdiction to the maximum extent permitted by applicable law.

11.2 Ownership in Publicly Traded Corporation. The foregoing covenant shall not prohibit any Partner, or any Affiliate of any Partner, from owning less than a five percent (5%) ownership interest in any competitor which is a publicly held corporation.

ARTICLE XII

INITIAL PUBLIC OFFERING

12.1 Cardwell Partners Demand. The Cardwell Partners may at any time, and solely for the purpose of effecting an initial public offering (“IPO”) of the Corporation’s stock to be registered under the Securities Act (the “IPO Incorporation”), file a request in writing (the “IPO Request”) with the Board of Directors that the Partnership be incorporated under the laws of the State of Delaware, or such other state as the Board of Directors may agree (the “Corporation”).

12.1.1 Opinion. The IPO Request shall be accompanied by a letter from a nationally recognized investment banking firm selected by the Cardwell Partners and experienced in effecting initial public offerings stating (a) that in the opinion of such investment banking firm such a public offering will be reasonably likely to be successfully completed, (b) the suggested capital structure for the Corporation, (e.g., the number of shares of common stock and preferred stock, if any, into which the Partnership Interests should be converted), (c) the probable size of the offering in terms of number of shares to be offered, the allocation of the offering among the Corporation and its shareholders, and the likely price range per share in the offering (the “Offering Amount”), and (d) that such firm is prepared to act as the managing underwriter in a “firm commitment” underwriting of the shares, if completed. Such letter will not be a binding commitment of the underwriter, it being understood by the parties that any underwriter’s commitment will be by way of a firm underwriting agreement in customary form executed at the time and in the manner as is customary in initial public offerings.

12.1.2 Plan. The IPO Request shall also be accompanied by a proposed Plan of Reorganization (“Plan”) which shall contain such terms as the Cardwell Partners shall reasonably determine to be appropriate, including (a) the basis upon which the Common Partnership Interests of each Partner (assuming conversion of the Class B Preferred Partnership Interest) will be converted into shares of common stock of the Corporation (“Common Stock”), without regard to voting and other differences in rights among classes of Common Partnership Interests, and (b) the basis upon which the Preferred Partnership Interests will be converted into (i) shares of Common Stock or (ii) one or more classes of preferred shares of the Corporation (“Preferred Stock,” together with the Common Stock, the “Shares”) having a liquidation value equal to the Unrecovered Capital with respect thereto and any unpaid and accrued Preferred Return with respect thereto, and generally with the same economic terms as to priority, dividends and mandatory redemption as the Preferred Partnership Interests. To the extent shares of Common Stock may be sold other than for the account of the Corporation, the holders of Common Stock to be issued pursuant to the Plan shall have the right, but not the obligation, to participate in the public offering pro rata to the number of shares of Common Stock to be received by them pursuant to the Plan, provided that such holders agree to participate in the underwriting on the same basis as other selling shareholders, including but not limited to execution of the underwriting agreement.

12.2 Rights of Mobil and Volvo.

12.2.1 Response. Upon receipt of the IPO Request, (i) Mobil and Volvo together may agree to the proposed IPO as set forth in Section 12.1, in which case Warrant Holdings (or its shareholders or warrant holders) will participate in the proposed IPO on a pro rata basis with the other Partners and in accordance with the terms and provisions of the Transfer Rights Agreement, or (ii) either or both of Mobil and Volvo shall elect to buy all of the Partnership Interests of the Cardwell Partners, their Affiliates, and Passive Investors, and, at the election of the Employees and of Warrant Holdings (pursuant to the terms of the Transfer Rights Agreement) their respective Partnership Interests (together the “Entire Cardwell Interests”). Within sixty (60) days of receiving the IPO Request, Mobil and Volvo shall give written notice (the “Section 12.2 Notice”) to the Cardwell Partners specifying either (i) that Mobil and Volvo have agreed to the Plan, or (ii) that Mobil and/or Volvo will purchase the Entire Cardwell Interests pursuant to the provisions of Section 12.3.

12.2.2 Failure to Respond. An intentional failure or refusal by Mobil or Volvo to respond to the IPO Request shall be deemed to be an election by the refusing or non-responding party (or parties) to purchase the Entire Cardwell Interests at the middle of the price range set forth in Section 12.1.1(c) as such price shall be applied to the Entire Cardwell Interests.

12.3 Purchase.

(a) The purchase of the Entire Cardwell Interests by Mobil and/or Volvo shall close within one hundred eighty (180) days after the date of the Section 12.2 Notice. The purchase price for the Entire Cardwell Interests (the “Cardwell Purchase Price”) shall be paid by Mobil and/or Volvo in cash at closing against delivery of such documents of transfer as Mobil and/or Volvo may reasonably request to transfer the Entire Cardwell Interests free and clear of all liens, claims, encumbrances and rights of third parties. If Mobil and Volvo are both purchasing a portion of the Entire Cardwell Interests, then each of Mobil and Volvo shall, in the absence of a contrary agreement between them, be obligated to purchase that proportion of the Entire Cardwell Interests as that Partner’s Partnership Interest bears to the combined Partnership Interests of Mobil and Volvo.

(b) In the event of a purchase of the Entire Cardwell Interests required under Section 12.2.2, the Cardwell Purchase Price shall be as set forth in that Section.

(c) In the event of a purchase of the Entire Cardwell Interests under Section 12.2.1, the Cardwell Purchase Price shall be (i) as mutually agreed upon among the Cardwell Partners, and the Partner or Partners which are purchasing the Entire Cardwell Interests, or (ii) if no such agreement, the Cardwell Purchase Price shall be the average of three prices submitted by three separate, nationally recognized and reputable investment banking firms retained by each of the Cardwell Partners, Mobil and Volvo to value the Entire Cardwell Interests. Each such investment banking firm will determine a Cardwell Purchase Price following the protocols set forth in Section 9.6.5 and 12.1.1 and accompanied by a written opinion to that effect by such investment banker, providing, however, that such Cardwell Purchase Price will not be less than the minimum Cardwell Purchase Price set forth in Section 12.3.2.

(d) The failure of either Mobil or Volvo to retain an investment banking firm to value the Entire Cardwell Interests hereunder, shall obligate the Partner to purchase the Entire Cardwell Interests at the Cardwell Purchase Price determined by the investment banker retained by the Cardwell Partners.

(e) All expenses reasonably incurred by any of the Partners in respect of the Plan and the other matters described in this Section 12.3 shall be paid or reimbursed by the Partnership. The Partnership shall pay all direct and indirect transfer taxes associated with the purchase and sale.

12.4 Assistance. The Partnership shall provide the Partners, their employees, attorneys, accountants, agents and investment bankers (“Agents”) all reasonable assistance as may be reasonably requested in connection with the development of any proposal for the IPO and related Plan, including but not limited to providing full access to the properties, employees and books and records of the Partnership; provided, however, that the Partnership shall have the right to require any such Partner and its Agents to execute such confidentiality agreements as may be reasonably requested by the Partnership.

12.5 Minimum Cardwell Purchase Price. The Cardwell Purchase Price shall not be less than the net amount which the Cardwell Partners would receive for the Entire Cardwell Interests if the combined assets of the Partnership and Petro Operating were sold for their gross fair market values as of the date of the proposed Public Offering, the liabilities of the Partnership paid, and the net proceeds distributed in accordance with Section 10.3.2.

ARTICLE XIII

MISCELLANEOUS

13.1 Amended and Restated Credit Agreement. The Partners acknowledge and agree that the Partnership will guarantee the debt of Petro Operating incurred pursuant to the Amended and Restated Credit Agreement and, pursuant thereto, the Partnership will pledge to BankBoston, N.A. all of the limited partnership interests owned by the Partnership in Petro Operating.

13.2 Confidential Information. Notwithstanding anything in the Act (including Section 17-305(b) of the Act) or this Agreement to the contrary, to the fullest extent permitted by law, no General Partner shall have the right to keep confidential from Limited Partners any confidential information concerning the Partnership; provided that the Limited Partners maintain the confidentiality thereof.

13.3 Financial Reports. As soon as practicable after the end of each Fiscal Year, and after the end of each fiscal quarter, the Board of Directors shall cause to be furnished to each Partner a financial report regarding the Partnership’s financial position, which shall include a balance sheet, income statement and cash flow statement and such other or further data deemed appropriate by the Board of Directors. Such report as of the end of each Fiscal Year shall be audited.

13.4 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13.5 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.6 Governing Law. The laws of the State of Delaware (without regard to conflict of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

13.7 Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among Partners and between Partners and former or prospective Partners and the Partnership. This Agreement is not intended for the benefit of non-Partner creditors and no rights are granted to non-Partner creditors under this Agreement.

13.8 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.9 Sole and Absolute Discretion. Whenever in this Agreement an Indemnified Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion”, or under a similar grant of authority or latitude, the Indemnified Person shall be entitled to consider only such interests and factors as it desires and may consider its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its good faith or under another express standard, the indemnified Person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or by law or any other agreement contemplated herein.

13.10 Certificates. Partnership Interests may, at the discretion of the Board of Directors, be evidenced by certificates or other written instruments evidencing the same.

IN WITNESS WHEREOF, the parties hereto have caused this Limited Partnership Agreement to be duly executed as of the date first above written.

PETRO, INC.

By:	/s/ James A. Cardwell, Sr.

Authorized Officer

GENERAL PARTNER

/s/ James A. Cardwell, Sr.

James A. Cardwell, Sr.

/s/ James A. Cardwell, Jr.

James A. Cardwell, Jr.

JAJCO II, INC.

By:	/s/ James A. Cardwell, Jr.

Authorized Officer

PETRO, INC.

By:	/s/ James A. Cardwell, Sr.

Authorized Officer

MOBIL LONG HAUL INC.

By:	/s/ Kevin T. Weir

Authorized Officer

VOLVO PETRO HOLDINGS, LLC
By:	Volvo Trucks North America, Inc. its managing member

By:	/s/ Robert Grussing, IV

Authorized Officer

PETRO WARRANT HOLDINGS CORPORATION

By:	/s/ James A. Cardwell, Sr.

Authorized Officer

LIMITED PARTNERS

SCHEDULE A

to

LIMITED PARTNERSHIP AGREEMENT OF

PETRO STOPPING CENTERS HOLDINGS, L.P.

July 24, 1999

CAPITAL CONTRIBUTIONS AND SHARING PERCENTAGES

OF THE PARTNERS

Common General Partner	Capital Contribution	Common Sharing Percentage
Petro, Inc.	$1,082,320	1.116%

Common Limited Partners
James A. Cardwell, Sr.	33,277,560	34.299
Petro, Inc.	11,064,910	11.405
James A. Cardwell, Jr.	1,346,220	1.388
JAJCO II, Inc.	3,358,460	3.462
Mobil Long Haul Inc.	9,367,190	9.655
Volvo Petro Holdings, LLC	27,823,340	28.677
Petro Holdings Warrant Corporation	9,702,220	10.000

Total Common:	$97,022,220	100.0000%

Preferred Limited Partner		Capital Contribution		Preferred Sharing Percentage
Mobil Long Haul Inc.	Class A	12,000,000	(a)	48.7805%
Mobil Long Haul Inc.	Class B	5,000,000		20.3252
James A. Cardwell, Sr.	Class A	4,958,089	(b)	20.1548
Petro, Inc.	Class A	1,875,397	(c)	7.6236
James A. Cardwell, Jr.	Class A	266,132	(d)	1.0818
JAJCO II, Inc.	Class A	500,383	(e)	2.0341

Total Preferred:		$24,600,000		100.0000%

Total Common and Preferred:		$121,622,220		100.0000%

Note: Does not include accrued and unpaid preferred return on preferred limited partnership interests in Petro Stopping Centers, L.P., which through 6/30/99 was follows:

(a) $3,019,543

(b) $1,035,516

(c) $ 391,684

(d) $ 55,583

(e) $104,507

RECAP OF PARTNERSHIP SHARING PERCENTAGES

Partner	Without Preferred	With Preferred
Mobil Long Haul Inc.	9.6547%	21.6796%
James A. Cardwell, Sr.	34.2989	31.4380%
Petro, Inc.(*)	12.5200	11.5297%
James A. Cardwell, Jr.	1.3875	1.3257%
JAJCO II, Inc.	3.4615	3.1728%
Volvo Petro Holdings, LLC	28.6773	22.8769%
Petro Holdings Warrant Corporation	10.0000	7.9773%

Total	100.0000%	100.0000%

*	Combined general partner and limited partner interests

Dated as of July 24, 1999	Petro, Inc.

	By:	/s/ James A. Cardwell, Sr.

Authorized Officer

GENERAL PARTNER

/s/ James A. Cardwell, Sr.	/s/ James A. Cardwell, Jr.

James A. Cardwell, Sr.	James A. Cardwell, Jr.

Petro, Inc.		Mobil Long Haul Inc.

By:	/s/ James A. Cardwell, Sr.	By:	/s/ Kevin T. Weir

	Authorized Officer		Authorized Officer

JAJCO II, Inc.		Volvo Petro Holdings, LLC
By: Volvo Trucks North America, Inc.

By:	/s/ James A. Cardwell, Jr.	By:	/s/ Robert Grussing, IV

	Authorized Officer		Authorized Officer

Petro Warrant Holdings Corporation

By:	/s/ James A. Cardwell, Sr.	LIMITED PARTNERS

Authorized Officer

EXHIBIT 4.6.1-HOLDINGS

Section 704(c) Allocation Methods

For purposes of the Limited Partnership Agreement (the “Agreement”) to which this Exhibit 4.6.1 is attached, the methodology and procedures set forth in this Exhibit 4.6.1 shall govern with respect to the various allocation methods to be used by the Partnership under Section 704(c) of the Code for purposes of Section 4.6.1 of the Agreement.

Section 1. Definitions. The various defined terms set forth in the Agreement shall govern hereunder. In addition, the following definitions are utilized for purposes of this Exhibit 4.6.1:

1.1 “Ceiling/Curative Difference” shall mean the total amount of additional amortization, depletion, depreciation or other cost recovery, as compared to what would apply if the Ceiling Method was adopted and utilized in determining Section 704(c) Allocations as of the Effective Date, that would be allocated to Volvo on an estimated annualized basis as a Partner in the Partnership if the Curative Method was adopted and utilized in determining Section 704(c) Allocations as of the Effective Date, with respect to all Partners of the Partnership.

1.2 “Ceiling Method” shall mean the traditional method subject to the ceiling rule as set forth in Treasury Regulation § 1.704-3(b).

1.3 “Curative Method” shall mean the traditional method subject to curative allocations of depreciation deductions (as illustrated in Example 2 of Treasury Regulation § 1.704-3(c)(4)) as set forth in Treasury Regulation § 1.704-3(c).

1.4 “Operating Partnership” shall mean Petro Stopping Centers, L.P., a Delaware partnership, subject to the terms and conditions of the Fourth Amended and Restated Limited Partnership Agreement of even date with the Agreement.

1.5 “Remedial Method” shall mean the remedial method as set forth in Treasury Regulation § 1.704-3(d).

1.6 “Revaluation Event” shall mean any contribution of money or property to the capital of the Partnership by a new or existing Partner which, pursuant to Section 704(c) of the Code and Treasury Regulation § 1.704-3, results in the requirement to make 704(c) Allocations.

1.7 “Section 704(c) Layer” shall mean the various assets to which it is necessary to make Section 704(c) Allocations between various Partners of either the Partnership or Operating Partnership, it being understood that for each time there is a Revaluation Event, this creates a Section 704(c) Layer.

1.8 “Section 704(c) Operating Rules” shall mean the administrative and regulatory operating rules which govern the application and adoption of the various permitted Section 704(c) allocation methods as set forth under Treasury Regulation § 1.704-3.

1.9 “704(c) Report” is defined in Section 4, hereof.

1.10 “Target Difference” is defined in Section 3, hereof.

Section 2. Occurrence of Revaluation Events. The cash contribution by Volvo to the Partnership will result in a Revaluation Event as of the Effective Date for purposes of Section 704(c) of the Code. For this purpose, the various Section 704(c) methods, and the methodology and procedures related to their use, as set forth in Section 3, below, shall apply with respect to the cash contribution by Volvo. For any subsequent Revaluation Event, however, unless the Partners unanimously agree in writing otherwise, the Ceiling Method shall apply.

Section 3. Section 704(c) Methods Which Apply. For purposes of the Revaluation Event resulting from the cash contribution to be made by Volvo to the Partnership and for any new partnership formed as a result of the termination of the Operating Partnership pursuant to Section 708(b)(1)(B) of the Code, and consistent with the Section 704(c) Operating Rules, the Partnership shall adopt a combination of the Ceiling Method, the Curative Method and the Remedial Method as to the various assets of the Partnership such that the combined effect of the adoption of these methods, in conjunction with the Section 704(c) elections made by the Operating Partnership, will be that Volvo receives an additional allocation of amortization, depletion, depreciation or other cost recovery which is equal to fifty percent (50%) of the Ceiling/Curative Difference as of the Effective Date (the “Target Difference”). In the event the Partnership and the Operating Partnership are unable to adopt a combination of the Ceiling Method, Curative Method and Remedial Method to obtain an amount of additional amortization, depletion, depreciation or other cost recovery to Volvo which is equal to the Target Difference, the Partnership and the Operating Partnership shall adopt a combination of the Ceiling Method, Curative Method and Remedial Method as arrives as close to the Target Difference as possible; provided, however, if there are two or more alternative approaches which exceed and/or fall short of the Target Difference, no approach which exceeds the Target Difference shall be utilized if it exceeds the Target Difference by an amount which is four percent (4%) of the Target Difference (in other words, a total amount which is 52.0% of the Ceiling/Curative Difference) and, in a case where an alternative approach would exceed the Target Difference by more than four percent (4%) of the Target Difference, another alternative approach shall be utilized even if the use of such approach results in allocations to Volvo which are less than the Target Difference. Notwithstanding the preceding provisions, the Remedial Method shall be utilized only as a method of last resort and only if the use of a combination of the Ceiling Method and Curative Method is unable to achieve a result which is within ninety-six percent (96%) of the Target Difference (in other words, a total amount which is 48.0% of the Ceiling/Curative Difference) and, if the Remedial Method is utilized, it shall be subject to the limitations of the preceding sentence.

Section 4. Procedures for Determining Methods to Elect. As soon as practicable after the date of the Agreement, the accounting firm for the Partnership shall determine the various Section 704(c) Layers which apply with respect to the Partnership, the Operating Partnership and any other subsidiary partnerships and shall, utilizing its reasonable and good faith discretion and subject to Section 3, determine the combination of the Ceiling Method, Curative Method and Remedial Method which is estimated to result in Volvo receiving an allocation of amortization, depletion, depreciation and other cost recovery as near to the Target Difference as is possible under the circumstances. Within thirty (30) days of making such calculations and determinations, such accounting firm for the Partnership shall issue a written report (the “704(c) Report”) to each Partner recommending the various combinations of the Ceiling Method, Curative Method and Remedial Method to apply to the various Section 704(c) Layers within the Partnership, the Operating Partnership and each other subsidiary partnership for each Partner’s review and comment. The 704(c) Report shall provide such assumptions, explanations, numeric projections and other information so as to enable the Partners to understand the 704(c) Report and make an informed decision as to the accuracy of the information contained in 704(c) Report and the validity of the recommendations contained therein. Prior to its final adoption, the 704(c) Report may be amended and supplemented by the accounting firm for the Partnership from time to time. After receiving the 704(c) Report, the Partners may engage in such discussions and propose any alternatives to the approaches recommended in the 704(c) Report and the 704(c) Report may be amended as the Partners agree. The Partnership and the Partners shall agree on the final version of the 704(c) Report by no later than forty-five (45) days prior to the final due date (with extensions) of the Partnership tax return for the 1999 Fiscal Year, and if the Partners are unable to agree on a final version of the 704(c) Report by such date, then the 704(c) Report as issued and supplemented by the accounting firm for the Partnership shall control. Notwithstanding anything herein to the contrary, in no event shall the various Section 704(c) allocation methods to apply for the Partnership be elected at a time which is later than that allowed under the Section 704(c) Operating Rules.

Section 5. Binding Effect of Estimates. The Partners understand and agree that the procedures under Section 4 as well as the 704(c) Report finally adopted will utilize good faith estimates by the Partnership’s accountants and the Partners agree that, once the various Section 704(c) methods are elected in accordance with the 704(c) Report as finally adopted, the actual results of these elections may differ from the estimates and/or projections agreed upon by the Partners and set forth in the final 704(c) Report which is adopted.